Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ZipRealty, Inc.

at

$6.75 Net Per Share

by

Honeycomb Acquisition, Inc.

a wholly-owned indirect subsidiary of

Realogy Group LLC

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 13, 2014, UNLESS THE OFFER IS EXTENDED.

Honeycomb Acquisition, Inc. (“Purchaser”), a Delaware corporation, is a wholly-owned indirect subsidiary of Realogy Group LLC (“Realogy”), a Delaware limited liability company. Realogy, in turn, is a wholly-owned indirect subsidiary of Realogy Holdings Corp, a Delaware corporation. Purchaser is offering to purchase all outstanding shares of common stock, par value $0.001 per share (individually, a “Share” and collectively, the “Shares”), of ZipRealty, Inc. (“ZipRealty”), for $6.75 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, the “Offer to Purchase”) and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 15, 2014, by and among Realogy, Purchaser and ZipRealty (the “Merger Agreement”), which provides, among other things, that after consummation of the Offer, Purchaser will merge with and into ZipRealty (the “Merger”), with ZipRealty continuing as the surviving corporation and a wholly-owned indirect subsidiary of Realogy. For avoidance of doubt, references herein to the “Offer” refer to the Offer as it may be extended from time to time, unless indicated otherwise.

The board of directors of ZipRealty (the “ZipRealty Board”) has unanimously: (i) determined that the Merger Agreement and the other transactions contemplated thereby, including the Offer, the Top-Up Option (as described below) and the Merger, are fair to and in the best interests of ZipRealty and the ZipRealty stockholders; (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option and the Merger, in accordance with the requirements of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and ZipRealty’s certificate of incorporation and bylaws; (iii) directed that the Merger Agreement and the Merger be submitted to ZipRealty’s stockholders for adoption and approval (if required by applicable law); and (iv) recommended that ZipRealty’s stockholders accept the Offer and tender their Shares into the Offer and approve and adopt the Merger Agreement and the transactions contemplated thereby.

There is no financing condition to the Offer. However, the Offer is subject to various other conditions. A summary of the principal terms of the Offer appears on pages 1 through 10 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

July 16, 2014

IMPORTANT

If you desire to tender your Shares in the Offer, you must do one of the following prior to the expiration of the Offer:

•	If you hold your Shares through a broker, dealer, bank, trust company or other nominee, you must contact such person and give instructions that your Shares be tendered.

•	If you are a record holder (i.e. you hold certificates representing your Shares or hold your Shares in a book-entry/direct registration account maintained by ZipRealty’s transfer agent (such Shares, “DRS Shares”), in each case in your name), you must complete and sign the enclosed Letter of Transmittal (or a manually signed facsimile thereof) according to its instructions and deliver it, together with any required signature guarantees, the certificates representing your Shares (except in the case of DRS Shares), and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary & Paying Agent”), or tender your Shares by book-entry transfer. See Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase for further details.

If you wish to tender your Shares in the Offer, but: (i) the certificates representing your Shares are not immediately available or cannot be delivered to the Depositary & Paying Agent prior to the expiration of the Offer; (ii) you cannot comply with the procedures for book-entry transfer prior to the expiration of the Offer; or (iii) your other required documents cannot be delivered to the Depositary & Paying Agent prior to the expiration of the Offer, you may still tender your Shares by complying with the guaranteed delivery procedures described in Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase. Please call Georgeson Inc., the information agent for the Offer (the “Information Agent”), at 888-877-5373 for assistance.

* * *

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov.

i

SUMMARY TERM SHEET

Honeycomb Acquisition, Inc. (“Purchaser”), a Delaware corporation, is a wholly-owned indirect subsidiary of Realogy Group LLC (“Realogy”), a Delaware limited liability company. Realogy, in turn, is a wholly-owned indirect subsidiary of Realogy Holdings Corp., a Delaware corporation. Purchaser is offering to purchase all outstanding shares of common stock, par value $0.001 per share (individually, a “Share” and collectively, the “Shares”), of ZipRealty, Inc. (“ZipRealty”), for $6.75 per Share (the “Offer Price”), net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, the “Offer to Purchase”) and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 15, 2014, by and among Realogy, Purchaser and ZipRealty (the “Merger Agreement”), which provides, among other things, that after consummation of the Offer, Purchaser will merge with and into ZipRealty (the “Merger”), with ZipRealty continuing as the surviving corporation and a wholly-owned indirect subsidiary of Realogy. The following are answers to some questions that you, as a stockholder of ZipRealty, may have about the Offer. We urge you to carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this Summary Term Sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to Purchaser. For avoidance of doubt, references herein to the “Offer” refer to the Offer as it may be extended from time to time, unless indicated otherwise.

Securities Sought	All issued and outstanding shares of common stock, par value $0.001 per share, of ZipRealty, Inc.

Price Offered Per Share	$6.75 per Share, net to the seller in cash, without interest and less any applicable withholding taxes

Scheduled Expiration of the Offer	5:00 P.M., New York City time, on August 13, 2014

Purchaser	Honeycomb Acquisition, Inc., a wholly-owned indirect subsidiary of Realogy Group LLC

Who is offering to purchase my Shares?

The Offer is being made by Purchaser, a Delaware corporation recently formed for the purpose of making this Offer. We are a wholly-owned indirect subsidiary of Realogy Group LLC, a Delaware limited liability company. Realogy, in turn, is a wholly-owned indirect subsidiary of Realogy Holdings Corp., a Delaware corporation. See the “Introduction” to this Offer to Purchase and Section 9 — “Certain Information Concerning Purchaser and Realogy.”

What are you offering to purchase in the Offer?

We are offering to purchase all of the outstanding Shares of ZipRealty. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

How much are you offering to pay for my Shares and what is the form of payment?

We are offering to pay you $6.75 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”). If you are the record holder of your Shares (i.e. you hold certificates representing your Shares or hold your Shares in a book-entry/direct registration account maintained by ZipRealty’s transfer agent (such Shares, “DRS Shares”), in each case in your name) and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own Shares through a broker, dealer, bank, trust company or other nominee, and such person tenders Shares on your behalf, your broker, dealer, bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

How will you pay for Shares accepted in the Offer?

Realogy will provide us with sufficient funds to pay for all Shares accepted for payment in the Offer. We will need approximately $170,000,000 to purchase all Shares validly tendered and not withdrawn in the Offer and to pay the consideration in connection with the Merger, which is expected to follow the successful completion of the Offer, and to pay related fees and expenses. The funds to pay for all Shares accepted for payment in the Offer and the consideration in connection with the Merger are expected to come from Realogy’s cash on hand, cash equivalents and borrowings under Realogy’s existing financing arrangements. Consummation of the Offer is not subject to any financing condition. See Section 10 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	as described above, we, through our parent company, Realogy, will have sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to provide funding for the Merger, which is expected to follow the successful completion of the Offer;

•	consummation of the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we expect to acquire any remaining Shares for the same cash price per Share in any subsequent offering period or in the Merger.

See Section 10 — “Source and Amount of Funds.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•	there being validly tendered and not withdrawn prior to the expiration of the Offer, a number of Shares that, together with the Shares then owned by Realogy and/or Purchaser, represents at least a majority of the Shares then outstanding, determined on a fully diluted basis (excluding all options that have an exercise price equal to or greater than the Offer Price) (the “Minimum Condition”); and

•	the expiration or termination, at or prior to the expiration of the Offer, of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Condition”).

Other conditions of the Offer are described in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of ZipRealty. We cannot, however, amend or waive the Minimum Condition without the consent of ZipRealty. See also Section 16 — “Certain Legal Matters; Regulatory Approvals.” Consummation of the Offer is not subject to any financing condition.

Is there an agreement governing the Offer?

Yes. ZipRealty, Realogy and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See the “Introduction” to this Offer to Purchase and Section 13 — “The Transaction Documents — The Merger Agreement.”

What does the ZipRealty Board recommend regarding the Offer?

The ZipRealty Board unanimously:

•	determined that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option (as described below) and the Merger, are fair to and in the best interests of ZipRealty and the ZipRealty stockholders;

•	approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option and the Merger, in accordance with the requirements of the General Corporation Law of the State of Delaware, as amended, and ZipRealty’s certificate of incorporation and bylaws;

•	directed that the Merger Agreement and the Merger be submitted to the ZipRealty stockholders for adoption and approval (if required by applicable law); and

•	recommended that ZipRealty’s stockholders accept the Offer and tender their Shares into the Offer and approve and adopt the Merger Agreement and the transactions contemplated thereby .

The factors considered by the ZipRealty Board in making the determinations and recommendations described above and other matters relied upon by the ZipRealty Board are described in ZipRealty’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the Securities and Exchange Commission (the “SEC”) and is being mailed to ZipRealty stockholders, together with this Offer to Purchase. ZipRealty stockholders are urged to carefully read ZipRealty’s Solicitation/Recommendation Statement on Schedule 14D-9 in its entirety.

See Section 11 — “Contacts and Transactions with ZipRealty; Background of the Offer — Acquisition Discussions.”

Have any ZipRealty stockholders agreed to tender their Shares in the Offer?

Yes. In connection with the execution of the Merger Agreement, certain stockholders of ZipRealty (collectively, the “Tendering Stockholders”), who together hold approximately 20.6% of the outstanding Shares, have entered into a Tender and Voting Agreement dated as of July 15, 2014 (the “Tender and Voting Agreement”). The Tender and Voting Agreement provides, among other things, that the Tendering Stockholders will validly tender all of their Shares in the Offer and, if applicable, vote their Shares in favor of adopting the Merger Agreement. The Tendering Stockholders have also agreed not to withdraw tendered Shares unless we terminate the Offer in accordance with the terms of the Merger Agreement or the Tender and Voting Agreement has been terminated in accordance with its terms. See Section 13 — “The Transaction Documents — The Tender and Voting Agreement.”

How long do I have to tender my Shares in the Offer?

You may tender your Shares in the Offer until the Offer expires. The Offer is scheduled to expire at 5:00 P.M., New York City time, on August 13, 2014. See Section 1 — “Terms of the Offer.” If you cannot deliver everything required to make a valid tender of your Shares to Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary & Paying Agent”), or comply with the procedures for book-entry transfer, prior to such time, you may be able to use the guaranteed delivery procedures, which are described in Section 3 — “Procedure for Tendering Shares.” In addition, if we extend the Offer or provide a subsequent offering period in the Offer as described below under “Introduction” to this Offer to Purchase, you will have an additional opportunity to tender your Shares. Please be aware that if your Shares are held by a broker, dealer, bank, trust company or other nominee, they may require advance notification before the expiration of the Offer.

When and how will I be paid for my tendered Shares?

Subject to the terms and conditions of the Offer, we will accept for payment and pay for all validly tendered and not properly withdrawn Shares promptly after the later of the expiration of the Offer and the satisfaction or waiver of the conditions to the Offer set forth in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of ZipRealty. We cannot, however, amend or waive the Minimum Condition without the consent of ZipRealty.

We will pay for your validly tendered and not properly withdrawn Shares by depositing the purchase price with the Depositary & Paying Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary & Paying Agent of certificates representing such Shares (except in the case of tendered DRS Shares) or a confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedure for Tendering Shares,” a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other required documents for such Shares to be validly tendered.

Can the Offer be extended and, if so, under what circumstances?

Yes. If, at the scheduled expiration of the Offer or the expiration of any extension of the Offer as described below, any condition to the Offer has not been satisfied or waived by Realogy or us, and if the Merger Agreement has not been terminated pursuant to its terms, we will extend the Offer for successive periods of up to 10 days per extension. We do not have any obligation to extend the Offer if any condition to the Offer has not been satisfied on or prior to November 15, 2014, although the Offer will be extended for successive 10 day periods until January 15, 2015, and may further be extended for successive 10 day periods until March 15, 2015 with the agreement of ZipRealty, if the Minimum Condition and HSR Condition are not satisfied. In addition, if the Merger Agreement has not been terminated pursuant to its terms, we will extend the Offer for any period or periods of time required by any applicable law or any applicable rules, regulations, interpretations or positions of the SEC or its staff. See Section 1 — “Terms of the Offer,” Section 13 — “The Transaction Documents — The Merger Agreement — Extension of the Offer,” and Section 16 — “Certain Legal Matters; Regulatory Approvals.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary & Paying Agent of that fact and will make a public announcement of the extension, no later than the earlier of (i) 9:00 A.M., New York City time, or (ii) the first opening of the NASDAQ Stock Market (“NASDAQ”), on the next business day after the day on which the Offer or any extension thereof was scheduled to expire.

Will there be a subsequent offering period?

If necessary to obtain sufficient Shares (including Shares issuable upon the exercise of the Top-Up Option (as described below)) in order for Realogy and Purchaser to own, in the aggregate, at least 90% of the outstanding Shares, we may, in our discretion or upon the request of ZipRealty, provide for a “subsequent offering period” in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights” for more information concerning any subsequent offering period.

What is the difference between an extension of the Offer and a subsequent offering period?

If the Offer is extended, no Shares will be accepted or paid for until the extension expires, and you will be able to withdraw your Shares until then. A subsequent offering period, if we elect to (or ZipRealty requests us to) provide one, would occur after we have accepted, and become obligated to pay for, all Shares that were validly tendered and not properly withdrawn at the expiration of the initial offering period (including any extensions thereof). Shares that are validly tendered during a subsequent offering period will be accepted and paid for as they are received and cannot be withdrawn. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”

How do I tender my Shares?

If you desire to tender your Shares in the Offer, you must do one of the following prior to the expiration of the Offer:

•	If you hold your Shares through a broker, dealer, bank, trust company or other nominee, you must contact such person and give instructions that your Shares be tendered.

•	If you are a record holder (i.e. you hold certificates representing your Shares or DRS Shares, in each case in your name), you must complete and sign the enclosed Letter of Transmittal (or a manually signed facsimile thereof) according to its instructions and deliver it, together with any required signature guarantees, the certificates representing your Shares (except in the case of DRS Shares) and any other documents required by the Letter of Transmittal, to the Depositary & Paying Agent or tender your Shares by book-entry transfer. See Section 3 — “Procedure for Tendering Shares” for further details.

If you wish to tender your Shares in the Offer, but (i) the certificates representing your Shares are not immediately available or cannot be delivered to the Depositary & Paying Agent prior to the expiration of the Offer, (ii) you cannot comply with the procedures for book-entry transfer prior to the expiration of the Offer or (iii) your other required documents cannot be delivered to the Depositary & Paying Agent prior to the expiration of the Offer, you may still tender your Shares by complying with the guaranteed delivery procedures described in Section 3 — “Procedure for Tendering Shares.”

Until what time can I withdraw tendered Shares?

You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the expiration of the Offer. Once we accept your tendered Shares for payment upon expiration of the Offer, however, you will no longer be able to withdraw them. In addition, you may not withdraw Shares tendered during a subsequent offering period, if we elect to provide such a period. See Section 4 — “Withdrawal Rights.”

How do I withdraw tendered Shares?

To withdraw your previously tendered Shares, you must deliver a written notice of withdrawal (or a facsimile) containing the required information to the Depositary & Paying Agent while you have the right to withdraw the Shares. If you tendered Shares by giving instructions to a broker, dealer, bank, trust company or other nominee, you must instruct such person to arrange to withdraw the Shares. See Section 4 — “Withdrawal Rights.”

Will the Merger follow the Offer if all Shares are not tendered in the Offer?

Yes. If we purchase Shares in the Offer and the other conditions to the Merger are satisfied or, where permissible, waived, we expect to effect our merger with and into ZipRealty. If we purchase at least a majority of the Shares in the Offer, we will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of ZipRealty. Furthermore, if pursuant to the Offer or otherwise, we own at least 90% of the outstanding Shares, we may effect the Merger without any further action by the stockholders of ZipRealty. If the Merger takes place, ZipRealty will become a wholly-owned indirect subsidiary of Realogy, and each remaining Share (other than any Shares held by Realogy, Purchaser, any other subsidiary of Realogy or ZipRealty and any Shares held by any ZipRealty stockholders who validly exercise their appraisal rights in connection with the Merger as described in Section 12 — “Purpose of the Offer; Plans for ZipRealty; Appraisal Rights”) will be automatically converted into the right to receive the Offer Price, payable net to the holder in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”). See the “Introduction” to this Offer to Purchase, Section 12 — “Purpose of the Offer; Plans for ZipRealty; Appraisal Rights” and Section 13 — “The Transaction Documents — The Merger Agreement — The Merger.”

What is the “Top-Up Option” and when could it be exercised?

ZipRealty has granted us an irrevocable option, exercisable only upon the terms and conditions of the Merger Agreement, to purchase at a price per Share equal to the Offer Price an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by Purchaser at the time of such exercise, will constitute one Share more than 90% of the Shares then outstanding (after giving effect to the issuance of such Shares); provided, however, that the option shall not be exercisable: (i) to the extent the number of Shares issuable upon exercise of the option would exceed the number of authorized but unissued and unreserved Shares; (ii) if any judgment, injunction, order or decree prohibits the exercise of the option or the delivery of the shares that would be acquired by us pursuant to the exercise of the option; or (iii) unless we or Realogy have accepted for payment all Shares validly tendered in the Offer and not withdrawn. This option is intended to enable us, following our acquisition of Shares pursuant to the Offer, to effect the Merger as a short-form merger under Delaware law without a vote or any further action by the other stockholders of ZipRealty. See Section 13 — “The Transaction Documents — The Merger Agreement — Top-Up Option.”

If I do not tender my Shares, how will they be affected by the Offer?

If the Merger is consummated, ZipRealty stockholders who do not tender their Shares in the Offer (other than those who properly exercise their appraisal rights in connection with the Merger) will receive cash in an amount per Share equal to the Offer Price. Therefore, if the Merger is consummated, the only difference between tendering and not tendering your Shares is that tendering ZipRealty stockholders will be paid earlier. If you do not tender your Shares in the Offer and we purchase the Shares which are tendered in the Offer, but the Merger is not consummated, there may be so few remaining ZipRealty stockholders and publicly traded Shares that the Shares will no longer be eligible to be traded on NASDAQ or other securities exchanges, and there may not be an active public trading market for the Shares. ZipRealty may also no longer be required to make filings with the SEC or comply with other federal securities laws and regulations relating to publicly held companies. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.”

Are appraisal rights available in either the Offer or the Merger?

Appraisal rights will not be available to you in connection with the Offer. However, you will be entitled to appraisal rights in connection with the Merger if you do not tender Shares in the Offer and do not vote in favor of the Merger, if applicable, subject to and in accordance with Delaware law. See Section 12 — “Purpose of the Offer; Plans for ZipRealty; Appraisal Rights — Appraisal Rights.”

What will happen to my ZipRealty stock options in the Offer?

The Offer is being made for Shares only and is not being made for any stock options to purchase Shares that were granted under any ZipRealty stock option plans (each, a “ZipRealty Option Plan”), whether vested or unvested (each such stock option, a “ZipRealty Option”). Pursuant to the Merger Agreement and the ZipRealty Option Plans, each unexpired and unexercised ZipRealty Option, whether or not then exercisable or vested, that has an exercise price per Share that is less than the Merger Consideration and is outstanding immediately prior to the Merger Effective Time (as defined below) will be cancelled and converted into the right to receive an amount in cash per Share, without interest and less any applicable withholding taxes, equal to the Merger Consideration less the per Share exercise price of the ZipRealty Option for each Share subject to the ZipRealty Option (treating for this purpose all unvested ZipRealty Options as if they vested immediately prior to cancellation). If the exercise price per Share under any ZipRealty Option is equal to or greater than the Merger Consideration, then such ZipRealty Option will be cancelled without any payment being made in respect of such ZipRealty Option. See Section 13 — “The Transaction Documents — The Merger Agreement — Treatment of ZipRealty Stock Options; Stock Plans.”

If you successfully complete the Offer, what will happen to the board of directors of ZipRealty?

If we accept Shares for payment pursuant to the Offer, pursuant to the Merger Agreement, Realogy will be entitled to designate a number of directors (rounded up to the next whole number) to the ZipRealty Board equal to the product of the total number of directors on the ZipRealty Board (giving effect to the directors designated by Realogy) multiplied by the percentage that the aggregate number of Shares beneficially owned by Realogy and Purchaser bears to the total number of Shares then outstanding. ZipRealty has agreed to cause Realogy’s designees to be elected or appointed to the ZipRealty Board, including by increasing the number of directors and seeking and accepting resignations of incumbent directors. ZipRealty will also cause Realogy’s designees to serve on, and constitute the same percentage (rounded up to the next whole number) as is on the ZipRealty Board of each committee of the ZipRealty Board to the extent permitted by applicable law and the rules of NASDAQ. Realogy currently intends, promptly after consummation of the Offer, to exercise these rights and to designate officers or employees of Realogy or an affiliate of Realogy to serve as directors of ZipRealty. Therefore, Realogy will obtain control over the management of ZipRealty shortly after the Acceptance Time. However, prior to the effective time of the Merger, the approval of certain ZipRealty directors then in office who were not designated by Realogy will be required for ZipRealty to authorize any termination or amendment of the Merger Agreement or to effect certain other actions related to or in connection with the Merger. See Section 12 — “Purpose of the Offer; Plans for ZipRealty; Appraisal Rights — Purpose of the Offer; Plans for ZipRealty” and Section 13 — “The Transaction Documents — The Merger Agreement — Directors.”

If the Offer is completed, will ZipRealty continue as a public company?

No, likely not. If the Merger takes place, ZipRealty will no longer be publicly owned. Even if the Merger does not take place, if the Offer is completed, there may be so few remaining ZipRealty stockholders and publicly held Shares that the Shares may no longer be eligible for continued listing on NASDAQ, there may not be a public trading market for the Shares and ZipRealty may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to public companies. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.”

What is the market value of my Shares as of a recent date?

On July 15, 2014, the last full trading day before we announced the Offer and the possible subsequent Merger, the closing price of the Shares reported on NASDAQ was $3.02 per Share. On July 15, 2014, the last full trading day before the date of this Offer to Purchase, the closing price of a Share on NASDAQ was $3.02. You should obtain current market quotations for Shares before deciding whether to tender your Shares in the Offer.

What are the federal income tax consequences of tendering my Shares pursuant to the Offer or during a subsequent offering period, or receiving payment for my Shares pursuant to the Merger?

In general, the tender of Shares for cash pursuant to the Offer or during a subsequent offering period, or the exchange of Shares for cash pursuant to the Merger, will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of tendering your Shares pursuant to the Offer or during a subsequent offering period, or exchanging your Shares for cash pursuant to the Merger, in light of your particular circumstances. See Section 5 — “Material U.S. Federal Income Tax Considerations.”

Whom can I talk to if I have questions about the Offer?

You can call the Information Agent, Georgeson, Inc. toll free at 888-877-5373.

To the Stockholders of ZipRealty, Inc.:

INTRODUCTION

Honeycomb Acquisition, Inc. (“Purchaser” “we,” “our” or “us”), a Delaware corporation, is a wholly-owned indirect subsidiary of Realogy Group LLC (“Realogy”), a Delaware limited liability company. Realogy, in turn, is a wholly-owned indirect subsidiary of Realogy Holdings Corp. (“Holdings Corp”), a Delaware corporation. Purchaser is offering to purchase all outstanding shares of common stock, par value $0.001 per share (individually, a “Share” and collectively, the “Shares”), of ZipRealty, Inc. (“ZipRealty”), for $6.75 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). For avoidance of doubt, references herein to the “Offer” refer to the Offer as it may be extended from time to time, unless indicated otherwise.

You will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3 — “Procedure for Tendering Shares — U.S. Federal Income Tax – Backup Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of Computershare Trust Company, N.A. (the “Depositary & Paying Agent”) and Georgeson Inc. (the “Information Agent”) incurred in connection with the Offer. See Section 17 — “Fees and Expenses.”

We are making the Offer pursuant to an Agreement and Plan of Merger, dated as of July 15, 2014, by and among Realogy, Purchaser and ZipRealty (the “Merger Agreement”). The Merger Agreement provides, among other things, that after consummation of the Offer, Purchaser will merge with and into ZipRealty (the “Merger”), with ZipRealty continuing as the surviving corporation and a wholly-owned indirect subsidiary of Realogy. At the effective time of the Merger (the “Merger Effective Time”), each outstanding Share (other than any Shares held by Realogy, Purchaser, any other subsidiary of Realogy and any Shares held by any ZipRealty stockholders who validly exercise their appraisal rights in connection with the Merger as described in Section 12 — “Purpose of the Offer; Plans for ZipRealty; Appraisal Rights”) will be automatically converted into the right to receive the Offer Price, net to the holder in cash, without interest and less any applicable withholding taxes. The Offer is subject to the satisfaction or waiver of certain conditions described in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of ZipRealty. We cannot, however, amend or waive the Minimum Condition (as defined below) without the consent of ZipRealty. Section 13 — “The Transaction Documents — The Merger Agreement” contains a more detailed description of the Merger Agreement. Section 5 — “Material U.S. Federal Income Tax Considerations” describes certain material U.S. federal income tax consequences of the Offer and the Merger.

The board of directors of ZipRealty (the “ZipRealty Board”) has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option and the Merger, are fair to and in the best interests of ZipRealty and the ZipRealty stockholders; (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option and the Merger, in accordance with the requirements of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and ZipRealty’s certificate of incorporation and bylaws; (iii) directed that the Merger Agreement and the Merger be submitted to the ZipRealty stockholders for adoption and approval (if required by applicable law); and (iv) recommended that ZipRealty stockholders accept the Offer and tender their Shares into the Offer and approve and adopt of the Merger Agreement and the transactions contemplated thereby (the “ZipRealty Board Recommendation”).

The factors considered by the ZipRealty Board in making the determinations and recommendations described above and other matters relied upon by the ZipRealty Board are described in ZipRealty’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the Securities and Exchange Commission (the “SEC”) and is being mailed to ZipRealty stockholders, together with this Offer to Purchase. ZipRealty stockholders are urged to carefully read ZipRealty’s Solicitation/Recommendation Statement on Schedule 14D-9.

In connection with the Merger Agreement, certain stockholders of ZipRealty (collectively, the “Tendering Stockholders”), who together hold approximately 20.6% of the outstanding Shares, have entered into a Tender and Voting Agreement dated as of July 15, 2014 (the “Tender and Voting Agreement”). The Tender and Voting Agreement provides, among other things, that the Tendering Stockholders shall validly tender all of their Shares in the Offer and, if applicable, vote their Shares in favor of adopting the Merger Agreement. The Tendering Stockholders have also agreed not to withdraw tendered Shares unless we terminate the Offer in accordance with the terms of the Merger Agreement or the Tender and Voting Agreement has been terminated in accordance with its terms. Section 13 — “The Transaction Documents — The Tender and Voting Agreement” contains a more detailed description of the Tender and Voting Agreement.

The Offer is conditioned upon, among other things: (i) there being validly tendered and not withdrawn prior to the expiration of the Offer, a number of Shares that, together with the Shares then owned by Realogy and/or Purchaser, represents at least a majority of the Shares then outstanding, determined on a fully diluted basis (excluding all options which are unvested as of the expiration of the Offer or have an exercise price equal to or greater than the Offer Price) (the “Minimum Condition”); and (ii) the expiration or termination, at or prior to the expiration of the Offer, of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations promulgated thereunder (collectively, the “HSR Act”) (the “HSR Condition”). See Section 15 — “Conditions of the Offer” and Section 16 — “Certain Legal Matters; Regulatory Approvals — Antitrust Compliance.”

For purposes of the Offer, the words “fully diluted,” when referring to Shares, mean, as of any time, all outstanding Shares, all Shares issuable in respect of all outstanding securities convertible into or exchangeable for Shares and all Shares issuable in respect of all outstanding options, except for such options and other rights to acquire Shares that are unvested immediately prior to expiration of the Offer or that have an exercise price equal to or in excess of the Offer Price. According to ZipRealty, as of July 14, 2014, there were an aggregate of (i) 21,832,783 Shares issued and outstanding, (ii) no Shares issuable in respect of all outstanding securities convertible into or exchangeable for Shares, and (iii) 5,095,610 Shares issuable in respect of all outstanding options, except for such options and other rights to acquire Shares that are unvested immediately prior to expiration of the Offer or that have an exercise price equal to or in excess of the Offer Price. Accordingly, we anticipate that the Minimum Condition would be satisfied if approximately 13,464,197 Shares are validly tendered pursuant to the Offer and not withdrawn.

Upon the time when Purchaser accepts for payment Shares validly tendered and not properly withdrawn pursuant to the Offer (the “Acceptance Time”), and at all times thereafter, Realogy will be entitled to designate a number of directors (rounded up to the next whole number) to the ZipRealty Board equal to the product of the total number of directors on the ZipRealty Board (giving effect to the directors designated by Realogy) multiplied by the percentage that the aggregate number of Shares beneficially owned by Realogy and Purchaser bears to the total number of Shares then outstanding on a fully diluted basis. ZipRealty has agreed to cause Realogy’s designees to be elected or appointed to the ZipRealty Board, including by increasing the number of directors and seeking and accepting resignations of incumbent directors. ZipRealty will also cause Realogy’s designees to serve on, and constitute the same percentage (rounded up to the next whole number) as is on the ZipRealty Board of, each committee of the ZipRealty Board to the extent permitted by applicable law and the rules of the NASDAQ Stock Market (“NASDAQ”). Realogy currently intends, promptly after consummation of the Offer, to exercise these rights and to designate officers or employees of Realogy or an affiliate of Realogy to serve as directors of ZipRealty. Therefore, Realogy will obtain control over the management of ZipRealty shortly after the Acceptance Time. However, prior to the Merger Effective Time, the approval of certain ZipRealty directors then in officer who were not designated by Realogy will be required for ZipRealty to authorize any termination or amendment of the Merger Agreement or to effect certain other actions related to or in connection with the Merger. We currently intend to consummate the Merger pursuant to the Merger Agreement as soon as possible after consummation of the Offer. Following the Merger, the directors of Purchaser will be the directors of ZipRealty.

Pursuant to the Merger Agreement, ZipRealty has granted us an irrevocable option, exercisable only after the Acceptance Time and upon the terms and conditions of the Merger Agreement, to purchase at a price per Share equal to the Offer Price an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by Purchaser at the time of such exercise, will constitute one Share more than 90% of the Shares then outstanding (after giving effect to the issuance of such Shares); provided, however, that the option shall not be exercisable: (i) to the extent the number of Shares issuable upon exercise of the option would exceed the number of authorized but unissued and unreserved Shares; (ii) if any judgment, injunction, order or decree prohibits the exercise of the option or the delivery of the Shares that would be acquired by us pursuant to the exercise of the option; or (iii) unless we or Realogy have accepted for payment all Shares validly tendered in the Offer and not withdrawn. This option is intended to enable us, following our acquisition of Shares pursuant to the Offer, to effect the Merger as a short-form merger under Delaware law without a vote or any further action by the other stockholders of ZipRealty. See Section 13 — “The Transaction Documents — The Merger Agreement — Top-Up Option.”

Under the terms of the Merger Agreement, if we acquire at least 90% of the outstanding Shares, Realogy and Purchaser will act to effect the Merger under the “short-form” merger provisions of Section 253 of the DGCL. See Section 13 — “The Transaction Documents — The Merger Agreement — Short-Form Merger Procedure.” The Offer is conditioned upon the fulfillment of the conditions described in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of ZipRealty. We cannot, however, amend or waive the Minimum Condition without the consent of ZipRealty. The Offer will expire at 5:00 P.M., New York City time, on August 13, 2014, unless we extend the Offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1.	Terms of the Offer. Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3 — “Procedure for Tendering Shares” prior to the Expiration Date. “Expiration Date” means 5:00 P.M. New York City time, on August 13, 2014, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, will expire.

The Offer is subject to the conditions set forth in Section 15 — “Conditions of the Offer,” which include, among other things, satisfaction of the Minimum Condition and the HSR Condition. We can waive certain conditions of the Offer without the consent of ZipRealty. We cannot, however, amend or waive the Minimum Condition without the consent of ZipRealty. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, as promptly as practicable after the expiration of the Offer, all Shares validly tendered and not withdrawn prior to the Expiration Date. If, on any scheduled Expiration Date, any condition to the Offer has not been satisfied or waived by Realogy or us, and if the Merger Agreement has not been terminated pursuant to its terms, we will extend the Offer for successive periods of up to 10 days per extension until all of the conditions are satisfied or waived. In addition, if the Merger Agreement has not been terminated pursuant to its terms, we will extend the

Offer for any period or periods of time required by any applicable law, or applicable rules, regulations, interpretations or positions of the SEC or its staff. We have no obligation to extend the Offer if any condition to the Offer has not been satisfied or waived by Realogy or us on or prior to November 15, 2014, subject to an automatic extension to January 15, 2015, and a further extension to March 15, 2015 upon the mutual agreement of Realogy and ZipRealty, if the Minimum Condition and HSR Condition are not satisfied (the “End Date”). During any extension of the Offer, all Shares previously validly tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See Section 4 — “Withdrawal Rights.”

In accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Merger Agreement, we expressly reserve the right to provide, in our discretion or if requested by ZipRealty, a subsequent offering period following the Expiration Date (a “Subsequent Offering Period”) if necessary to obtain sufficient Shares (including Shares issuable upon the exercise of the Top-Up Option (as defined below under Section 13 — “The Transaction Documents — The Merger Agreement — Top-Up Option”)) in order for Realogy and Purchaser to own, in the aggregate, at least 90% of the outstanding Shares. If provided, a Subsequent Offering Period will be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender any Shares not previously tendered in the Offer. If a Subsequent Offering Period is made available, (i) it will remain open for such period or periods of time as we will determine, in our sole discretion, of at least 3 business days and up to 10 business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. We may also extend any initial Subsequent Offering Period by any period or periods of time in our discretion or as requested by ZipRealty. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a Subsequent Offering Period. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already would have been completed. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

We have not made a decision at this time whether to provide or not to provide a Subsequent Offering Period. If we elect to provide or extend a Subsequent Offering Period, we will make a public announcement of such Subsequent Offering Period or extension thereof no later than 9:00 A.M., New York City time, on the next business day after the expiration date or the date of termination of the prior Subsequent Offering Period.

We also reserve the right to waive, in whole or in part, any of the conditions to the Offer and to change the Offer Price; provided, however, that unless otherwise contemplated by the Merger Agreement or we receive ZipRealty’s written consent, we cannot (i) waive or change the Minimum Condition, (ii) decrease the Offer Price, (iii) change the form of consideration to be paid in the Offer (other than by adding consideration), (iv) decrease the number of Shares sought in the Offer, (v) extend, accelerate or otherwise change the expiration date of the Offer other than in accordance with the Merger Agreement or (vi) amend, modify or supplement any of the other conditions to the Offer set forth in Section 15 — “Conditions of the Offer” in a manner adverse to the holders of Shares.

If we make a material change in the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price, a change in percentage of securities sought or a change in the dealer’s soliciting fee, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of 5 business days from the date the material change is first published, sent or given to stockholders and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought or a change in the dealer’s soliciting fee, a minimum of 10 business days is generally required to allow adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, we increase the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, we will extend the Offer at least until the expiration of that period of 10 business days. If, prior to the Expiration Date, we increase the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will inform the Depositary & Paying Agent of that fact and will make a public announcement of such extension, no later than the earlier of (i) 9:00 A.M., New York City time, or (ii) the first opening of NASDAQ, on the next business day after the previously scheduled Expiration Date.

ZipRealty has provided us with its stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. In accordance with the Merger Agreement and applicable law, we will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

Neither Realogy nor Purchaser takes any responsibility for the accuracy or completeness of any information described herein contained in any Solicitation/Recommendation Statement on Schedule 14D-9 filed by ZipRealty with the SEC, including information concerning ZipRealty, its affiliates, officers or directors or any failure by ZipRealty to disclose events or circumstances that may have occurred and may affect the accuracy or completeness of such information.

2.	Acceptance for Payment and Payment. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as promptly as practicable as permitted under applicable law after the later of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of ZipRealty. We cannot, however, amend or waive the Minimum Condition without the consent of ZipRealty. If we provide a Subsequent Offering Period, we will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. Notwithstanding the foregoing, subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until all conditions to the Offer have been satisfied or waived. For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act, see Section 16 — “Certain Legal Matters; Regulatory Approvals.”

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary & Paying Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary & Paying Agent, our obligation to make such payment will be satisfied and tendering stockholders must thereafter look solely to the Depositary & Paying Agent for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary & Paying Agent of: (i) certificates representing such Shares (except in the case of tendered Shares held in a book-entry/direct registration account (a “DRS Account”) maintained by ZipRealty’s transfer agent (such Shares, “DRS Shares”)) or confirmation of a book-entry transfer of such Shares into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility (defined in Section 3 — “Procedure for Tendering Shares — Book-Entry Delivery”); (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (defined in Section 3 — “Procedure for Tendering Shares — Book-Entry Delivery”) in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal. For a description of the procedures for tendering Shares pursuant to the Offer, see Section 3 — “Procedure for Tendering Shares.” Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or confirmations of book-entry transfer are actually received by the Depositary & Paying Agent.

For purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary & Paying Agent.

Under no circumstances will we pay interest on the consideration paid for Shares accepted for purchase in the Offer, regardless of any extension of the Offer or any delay in making payment for such Shares.

If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or if you submit certificates representing more Shares than are tendered: (i) in the case of certificated Shares, we will return certificates (or issue new certificates) representing unpurchased or untendered Shares; (ii) in the case of DRS Shares, the unpurchased Shares will be credited to your DRS Account; or (iii) in the case of Shares delivered by book-entry transfer into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 — “Procedure for Tendering Shares,” the unpurchased Shares will be credited to an account maintained at the Book-Entry Transfer Facility, without expense to you, promptly following the expiration, termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

3.	Procedure for Tendering Shares.

Valid Tender of Shares. Except as set forth below, in order for you to validly tender Shares in the Offer, the Depositary & Paying Agent must receive, at one of its addresses set forth on the back cover of this Offer to Purchase, prior to the Expiration Date, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed according to its instructions and duly executed, together with any required signature guarantees or, in the case of a book-entry delivery of Shares, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and any other documents required by the Letter of Transmittal, and either: (i) you must deliver certificates representing the tendered Shares to the Depositary & Paying Agent (except in the case of DRS Shares), or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary & Paying Agent must receive timely confirmation of the book-entry transfer of such Shares (which confirmation must include an Agent’s Message if you have not delivered a Letter of Transmittal) into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility (as defined below), in each case prior to the Expiration Date; or (ii) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares, including through a DRS Account or the Book-Entry Transfer Facility, the Letter of Transmittal and all other required documents is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary & Paying Agent (including, in the case of a book-entry delivery, by confirmation of a book-entry transfer of such Shares into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility). If certificates representing Shares are sent by mail, we recommend you use registered mail with return receipt requested, properly insured, in time to be received prior to the Expiration Date. In all cases, you should allow sufficient time to ensure timely delivery.

If you wish to tender your Shares pursuant to the Offer and you hold your Shares through a broker, dealer, bank, trust company or other nominee, you must contact such person and give instructions that your Shares be tendered prior to the Expiration Date.

Binding Agreement. The tender of Shares pursuant to any one of the procedures described in this Section 3 — “Procedure for Tendering Shares” will constitute your acceptance of the Offer, as well as your representation and warranty that you have the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Delivery. The Depositary & Paying Agent will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) within 2 business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary & Paying Agent’s account in accordance with the procedures of the Book-Entry Transfer Facility for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either: (i) a confirmation of a book-entry transfer into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility of all Shares tendered by book-entry transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary & Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; or (ii) the guaranteed delivery procedures described below must be complied with.

Required documents must be transmitted to and received by the Depositary & Paying Agent at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary & Paying Agent.

“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary & Paying Agent and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Signature Guarantees; Stock Powers. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (i) by a registered holder of Shares (which, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the holder of the Shares) who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If the Letter of Transmittal is signed by, payment of the purchase price is to be made to, or Shares not tendered or accepted for payment are to be returned in the name of, a person other than the registered holder of the Shares that were delivered, then any certificates representing such Shares must be properly endorsed for transfer or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on any such certificates representing such Shares, with the signatures on any such certificates or stock powers guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing the Shares are forwarded separately to the Depositary & Paying Agent, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.

Guaranteed Delivery. If you wish to tender your Shares pursuant to the Offer but you cannot deliver the certificates representing such Shares and all other required documents to the Depositary & Paying Agent prior to the Expiration Date or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary & Paying Agent (as provided below) prior to the Expiration Date; and

•	the certificates representing all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantees (or, in the case of a book-entry delivery of Shares, an Agent’s Message in lieu of the Letter of Transmittal) and any other required documents, are received by the Depositary & Paying Agent within 3 trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered or transmitted by facsimile transmission or mail to the Depositary & Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

U.S. Federal Income Tax — Backup Withholding. Under the U.S. federal income tax laws, the Depositary & Paying Agent generally will be required to backup withhold at the applicable statutory rate, currently 28%, from any payments made pursuant to the Offer unless you provide the Depositary & Paying Agent with your correct taxpayer identification number and certify that you are a United States person and are not subject to such backup withholding by completing the Internal Revenue Service Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a nonresident alien or foreign entity, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Appointment of Proxy. By executing and delivering a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of ZipRealty stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of ZipRealty stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of ZipRealty stockholders.

Determination of Validity. We will resolve, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Depositary & Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.	Withdrawal Rights. Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn (i) at any time before the Expiration Date and (ii) if Purchaser has not accepted for payment Shares tendered pursuant to the Offer by the End Date, such Shares may be withdrawn at any time after such date, in each case by complying with the procedures set forth below.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary & Paying Agent may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except to the extent that you duly exercise withdrawal rights as described in this Section 4.

For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary & Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary & Paying Agent, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of DRS Shares or Shares tendered by book-entry transfer, the name and number of the DRS Account or the account maintained at the Book-Entry Transfer Facility, respectively, to be credited with the withdrawn Shares.

Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Date by following the procedures described in Section 3 — “Procedure for Tendering Shares.”

If you wish to withdraw Shares that were tendered by giving instructions to a broker, dealer, bank, trust company or other nominee, you must instruct such person to arrange to withdraw the Shares.

If we provide a Subsequent Offering Period (as described in more detail in Section 1 — “Terms of the Offer”) following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period or to Shares previously tendered in the Offer and accepted for payment.

We will resolve, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding. None of Purchaser, the Depositary & Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.	Material U.S. Federal Income Tax Considerations. The following discussion summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who tender Shares and receive cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, and is based upon present law (which may change, possibly with retroactive effect). This discussion does not address the U.S. federal income tax consequences to beneficial owners of Shares exercising appraisal rights, if any. Due to the individual nature of tax consequences, you are urged to consult your tax advisors as to the specific tax consequences to you of tendering your Shares pursuant to the Offer or during a Subsequent Offering Period, or exchanging your Shares pursuant to the Merger, including the effects of applicable state, local, foreign and other tax laws. The following discussion applies only if you hold your Shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers in securities, commodities or foreign currency, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, banks and certain other financial institutions, tax-exempt organizations, former citizens or residents of the United States, U.S. expatriates, stockholders that are pass-through entities for U.S. federal income tax purposes or the investors in such pass-through entities, regulated investment companies, real estate investment trusts, stockholders whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, persons who hold Shares as part of a hedge, straddle, constructive sale, integrated or conversion transaction, and persons who acquired their Shares through the exercise of employee stock options or otherwise as compensation). This discussion does not address any tax consequences arising under any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax. This discussion is based on the Code, the Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, nor do we expect to seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the tender of Shares in exchange for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger or that any such position would be sustained. This discussion also assumes that the Shares are not United States real property interests within the meaning of the Code.

For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the law of the United States, any state thereof, or the District of Columbia, (iii) an estate that is subject to U.S. federal income tax on its worldwide income from all sources or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable U.S. Treasury regulation to be treated as a U.S. person. A “Non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder or a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Persons holding Shares through a partnership should consult their own tax advisors regarding the tax consequences of tendering the Shares in exchange for cash pursuant to the Offer or during a Subsequent Offering Period, or pursuant to the Merger.

U.S. Holders. A U.S. Holder’s tender of Shares in exchange for cash pursuant to the Offer or during a Subsequent Offering Period, or pursuant to the Merger, will be a taxable transaction for U.S. federal income tax purposes. In general, if a U.S. Holder exchanges Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, such holder will recognize gain or loss equal to the difference between the adjusted tax basis of their Shares and the amount of cash received in exchange therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) tendered pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the exchange of such Shares. Long-term capital gains recognized by noncorporate taxpayers generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses are subject to limitations.

An additional 3.8% tax will apply to certain U.S. Holders on the lesser of (i) each such U.S. Holder’s “net investment income” (including net capital gain) for a taxable year or (ii) the excess of such U.S. Holder’s modified adjusted gross income for such year over certain thresholds.

Non-U.S. Holders. The tender of Shares in exchange for cash pursuant to the Offer or during a Subsequent Offering Period or pursuant to the Merger, generally will not be subject to U.S. federal income tax, unless: (i) the gain, if any, recognized on the exchange of the Shares for cash is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States), in which event (a) the Non-U.S. Holder will be subject to U.S. federal income tax as described above under “U.S. Holders,” and (b) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) or (ii) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized during the year.

Information Reporting and Backup Withholding. Proceeds received by U.S. Holders and Non-U.S. Holders from the sale of Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger generally are subject to information reporting and may be subject to backup withholding at the applicable statutory rate if the stockholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld, and if withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the IRS. See Section 3 —“Procedure for Tendering Shares — U.S. Federal Income Tax — Backup Withholding.”

6.	Price Range of Shares. The Shares are listed and principally traded on NASDAQ under the symbol “ZIPR.” The following table sets forth the high and low sales prices per Share on NASDAQ, as reported in published financial sources, for the periods indicated:

	High	Low
FY 2012
First Quarter	$1.55	$1.02
Second Quarter	$1.72	$1.24
Third Quarter	$3.01	$1.31
Fourth Quarter	$3.11	$2.36
FY 2013
First Quarter	$4.37	$2.71
Second Quarter	$3.65	$2.67
Third Quarter	$6.38	$3.00
Fourth Quarter	$6.22	$5.07
FY 2014
First Quarter	$7.07	$3.04
Second Quarter	$3.94	$2.87

On July 15, 2014, the last full trading day before the announcement of the Offer and the Merger, the reported closing sales price per Share on NASDAQ in published financial sources was $3.02. On July 15, 2014, the last full trading day before the date of this Offer to Purchase, the reported closing sales price per Share on NASDAQ was $3.02. Before deciding whether to tender your Shares in the Offer, you should obtain a current market quotation for the Shares.

7.	Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. If we purchase Shares that are tendered in the Offer but the Merger is not consummated, there may be so few remaining ZipRealty stockholders and publicly traded Shares that there may not be an active public trading market (or possibly any public trading market) for the Shares. We cannot predict whether such a reduction in the number of publicly traded Shares would have an adverse or beneficial effect on the market price or marketability of the Shares or whether such a reduction would cause future market prices of the Shares to be greater or less than the price paid in the Offer. If the Merger is consummated, ZipRealty stockholders who do not tender their Shares in the Offer (other than those who properly exercise their appraisal rights in connection with the Merger) will receive cash in an amount per Share equal to the Offer Price. Therefore, if the Merger is consummated, the only difference between tendering and not tendering Shares in the Offer is that tendering ZipRealty stockholders will be paid earlier.

Stock Exchange Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on NASDAQ. The rules of NASDAQ establish certain criteria that could lead to the delisting of the Shares from NASDAQ if the Shares do not meet such criteria, including the number of stockholders, the number of publicly held Shares and the aggregate market value of the publicly held Shares. If the Shares no longer meet the NASDAQ requirements for continued listing as a result of our purchase of Shares pursuant to the Offer and the Shares are delisted, the market for the Shares could be adversely affected.

If the Shares are delisted, it is possible that the Shares could be quoted in the over-the-counter market and that price quotations for the Shares would be reported by other sources. The extent of the public market for the Shares and availability of such quotations would depend upon various factors, including the number of holders, the aggregate market value of the remaining publicly held Shares, the interest of securities firms in maintaining a market for the Shares, the possible termination of registration of the Shares under the Exchange Act (as described below) and other factors.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. However, our purchase of the Shares pursuant to the Offer may cause the Shares to become eligible for deregistration under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application by ZipRealty to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. We intend to cause ZipRealty to apply for termination of registration of the Shares under the Exchange Act as soon as such requirements for such delisting and termination are met following the Merger Effective Time. Assuming there are no other ZipRealty securities subject to registration, termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by ZipRealty to holders of Shares and to the SEC and would cause ZipRealty to no longer be subject to certain provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) thereof, the requirement to furnish a proxy statement in connection with a stockholders’ meeting pursuant to Section 14(a) thereof and the related requirement to furnish an annual report to stockholders, and the requirements of Rule 13e-3 thereunder with respect to “going private” transactions. Furthermore, “affiliates” of ZipRealty and persons holding “restricted securities” of ZipRealty may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act is terminated, the Shares will no longer be “margin securities” or eligible for stock exchange listing.

If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then such registration will be terminated following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which allows the Shares to be used as collateral for loans made by brokers. Following our purchase of Shares in the Offer, and depending upon factors similar to those described above regarding securities exchange listing and market quotations, the Shares may no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations and could no longer be eligible to be used as collateral for loans made by brokers.

8.	Certain Information Concerning ZipRealty.

ZipRealty, incorporated in the State of Delaware, originally was incorporated in the State of California in 1999 and was reincorporated in the State of Delaware in 2004. ZipRealty’s principal executive offices are located at 2000 Powell Street, Suite 300, Emeryville, California 94608. The telephone number of ZipRealty’s principal executive offices is (510) 735-2600.

Except as specifically set forth herein, the information concerning ZipRealty contained in this Offer to Purchase has been taken from or is based upon information furnished by ZipRealty or its representatives or upon publicly available documents and records on file with the SEC. The summary information set forth below is qualified in its entirety by reference to ZipRealty’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge indicating that any statements contained herein based on such documents and records are untrue. However, we do not assume any responsibility for the accuracy or completeness of the information concerning ZipRealty, whether furnished by ZipRealty or contained in such documents and records, or for any failure by ZipRealty to disclose events which may have occurred or which may affect the significance or accuracy of any such information but are unknown to us.

ZipRealty’s mission is to lead a movement within the residential real estate industry by offering consumers the most accurate and complete home data for the buying and selling process and providing the highest quality technology to real estate professionals and brokerages. ZipRealty seeks to empower real estate professionals in delivering outstanding personal service through the most effective and valuable customer service platform in the industry. ZipRealty seeks to provide brokerages with an operating system that enables them to transition their businesses into the digital realm.

Additional Information. ZipRealty is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information regarding the operation of the Public Reference Room. ZipRealty’s filings are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.

9.	Certain Information Concerning Purchaser and Realogy.

Purchaser is a Delaware corporation incorporated on July 3, 2014, with principal executive offices at 175 Park Avenue, Madison, New Jersey 07940. The telephone number of our principal executive offices is (973) 407-2000. To date, we have not engaged in any activities other than those activities incidental to our formation, entry into the Merger Agreement and commencement of the Offer. Purchaser is a wholly-owned indirect subsidiary of Realogy. Realogy, in turn, is a wholly-owned indirect subsidiary of Holdings Corp.

Realogy was incorporated in Delaware in 2006. Its principal executive offices are located 175 Park Avenue, Madison, New Jersey 07940. The telephone number of Realogy’s principal executive offices is (973) 407-2000. Realogy is the preeminent and most integrated provider of residential real estate services in the U.S. Realogy is the world’s largest franchisor of residential real estate brokerages with some of the most recognized brands in the real estate industry, the largest owner of U.S. residential real estate brokerage offices, the largest U.S. and a leading global provider of outsourced employee relocation services and a significant provider of title and settlement services.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Realogy and Purchaser are set forth on Schedule I hereto.

Except as described elsewhere in this Offer to Purchase or in Schedule I hereto, during the last 5 years, none of Realogy, Purchaser or, to the knowledge of Realogy or Purchaser, any of the persons listed on Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described elsewhere in this Offer to Purchase or in Schedule I hereto (other than pursuant to the Merger Agreement and the Tender and Voting Agreement) none of Realogy, Purchaser or, to the knowledge of Realogy or Purchaser, any of the persons listed on Schedule I hereto or any associate or majority-owned subsidiary of any of such persons (i) beneficially owns or has any right to acquire any Shares or any other equity securities of ZipRealty or (ii) has effected any transaction in respect of the Shares or any other equity securities of ZipRealty during the past 60 days.

Except as described elsewhere in this Offer to Purchase or in Schedule I hereto, none of Realogy, Purchaser or, to the knowledge of Realogy or Purchaser, any of the persons listed on Schedule I hereto (i) has any contract, arrangement, understanding or relationship with any other person with respect to any Shares or any other equity securities of ZipRealty or (ii) has entered into any transaction with ZipRealty or any of its executive officers, directors or affiliates during the 2 years prior to the date of this Offer to Purchase that is required to be reported under the rules and regulations of the SEC applicable to the Offer.

Except as described elsewhere in this Offer to Purchase, there have been no material contacts, negotiations or transactions between Realogy, Purchaser or, to the knowledge of Realogy or Purchaser, any of the persons listed on Schedule I hereto, on the one hand, and ZipRealty or any of its affiliates, on the other hand, concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, an election of ZipRealty’s directors or a sale or other transfer of a material amount of assets of ZipRealty during the 2 years prior to the date of this Offer to Purchase.

We do not believe our financial condition or the financial condition of Realogy is relevant to your decision whether to tender your Shares in the Offer because: (i) the Offer is being made for all outstanding Shares solely for cash; (ii) consummation of the Offer is not subject to any financing condition; (iii) if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger; and (iv) Realogy will have, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

Each of Realogy and Purchaser disclaims that it is an “affiliate” of ZipRealty within the meaning of Rule 13e-3 under the Exchange Act.

Additional Information. Realogy is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Realogy is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Realogy. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to ZipRealty in Section 8 — “Certain Information Concerning ZipRealty.”

10.	Source and Amount of Funds.

We will require approximately $170,000,000 to purchase all Shares validly tendered and not properly withdrawn in the Offer, to pay the consideration in respect of Shares converted in the Merger into the right to receive the same per Share amount paid in the Offer and to pay related fees and expenses. Realogy will provide us with sufficient funds to satisfy these obligations. The funds to pay for all Shares accepted for payment in the Offer and the consideration in connection with the Merger are expected to come from Realogy’s cash on hand, cash equivalents and borrowings under Realogy’s existing financing arrangements. Consummation of the Offer is not subject to any financing condition.

11.	Contacts and Transactions with ZipRealty; Background of the Offer.

Acquisition Discussions.

From time to time in the ordinary course of business, Realogy evaluates various business opportunities to enhance shareholder value. These evaluations have included periodic assessments of potential strategic transactions to strengthen Realogy’s existing business.

On August 19, 2013, Ryan Gorman, Senior Vice President of Strategic Operations of NRT, who had previously been in contact with Don Wood, the chairman of ZipRealty, and Charles Baker, the Chief Executive Officer of ZipRealty, regarding a potential strategic relationship, introduced Mr. Baker to Richard Smith, the Chief Executive Officer of Realogy. Mr. Baker, Mr. Gorman and Mr. Smith discussed the potential for a strategic relationship between Realogy and ZipRealty. However, after careful consideration, Realogy chose to not pursue a strategic relationship at this time.

On September 12, 2013, Mr. Baker contacted Mr. Gorman to discuss whether Realogy would be interested in purchasing a block of shares representing approximately 20% of ZipRealty’s outstanding shares from an unidentified shareholder, but noted that Realogy would be required to make a determination regarding such acquisition quickly enough so that a closing could occur within several days. Realogy evaluated the opportunity in the short time frame provided but ultimately decided against the potential acquisition of shares, while indicating that it would be interested in similar opportunities in the future if given more time to consider the acquisition.

On January 17, 2014, Mr. Gorman contacted Mr. Baker to once again commence discussions regarding a potential strategic relationship between Realogy and ZipRealty.

Between January 17, 2014 and March 27, 2014, representatives from Realogy and ZipRealty continued to engage in discussions regarding a potential strategic relationship between Realogy and ZipRealty, although such discussion did not result in any offer or proposal being made to ZipRealty.

On March 27, 2014, Mr. Baker visited Realogy’s offices in Madison, New Jersey and informed representatives from Realogy that ZipRealty had been developing its Powered by Zip software for third party use. Mr. Smith then informed Mr. Baker that Realogy was interested in exploring a potential acquisition of ZipRealty.

On March 31, 2014, Mr. Baker informed representatives from Realogy that the ZipRealty Board was open to exploring a potential acquisition and had retained GCA Savvian as its financial adviser.

On April 25, 2014, Holdings Corp and ZipRealty entered in a Mutual Nondisclosure Agreement (the “Confidentiality Agreement”) permitting the parties to disclose confidential information to one another solely for the purpose of exploring potential business opportunities. The Confidentiality Agreement also included a customary standstill provision restricting certain actions by each party. Following the execution of the Confidentiality Agreement, representatives for Realogy and ZipRealty had extensive discussions regarding the potential acquisition. ZipRealty provided a product demo for the representatives from Realogy, and GCA Savvian informed the representatives from Realogy of the process schedule for the sale of ZipRealty and provided to Realogy a report setting forth a management presentation.

On April 28, 2014, GCA Savvian delivered a process letter to Realogy regarding the potential sale of ZipRealty.

On May 2, 2014, Realogy and its management discussed the potential acquisition of Realogy with its Board of Directors (the “Realogy Board”), and the Realogy Board authorized management to continue pursuing the potential acquisition. Thereafter, Realogy provided the Realogy Board with periodic updates from management and its advisors, including Goldman, Sachs & Co. (“Goldman Sachs”) regarding the potential acquisition.

Between May 3, 2014 and July 14, 2014, ZipRealty provided representatives from Realogy and its advisors access to certain confidential information. Realogy, together with its advisors, conducted detailed business, financial, technical, regulatory, intellectual property and legal due diligence investigations of ZipRealty and its business and operations.

On May 28, 2014, Realogy submitted its first proposal to acquire all outstanding shares of ZipRealty at $6.00 to $7.00 per share.

On June 11, 2014, the Holdings Corp Board established the Ad Hoc Acquisition Committee of the Holdings Corp Board (the “Ad Hoc Acquisition Committee”) to review and approve the potential acquisition.

Between June 18 and June 20, 2014, Realogy conducted in person due diligence at ZipRealty’s offices. Representatives of Goldman Sachs and PricewaterhouseCoopers (“PwC”) attended the due diligence sessions.

On June 23, 2014, the Ad Hoc Acquisition Committee reviewed and approved the bid to acquire ZipRealty at $6.75 per share and delegated Realogy management with authority to finalize the a transaction upon terms substantially similar to those previously discussed with the Ad Hoc Acquisition Committee.

On June 24, 2014, Realogy submitted its second proposal to acquire all outstanding shares of ZipRealty at $6.75 per share.

On June 27, 2014, ZipRealty informed Realogy that it had selected Realogy’s proposal to acquire ZipRealty. Realogy and ZipRealty agreed to a Letter of Intent providing Realogy the ability to negotiate exclusively with ZipRealty until July 7, 2014. Orrick, Herrington & Sutcliffe LLP, ZipRealty’s counsel, provided representatives from Realogy and Gibson Dunn & Crutcher LLP, Realogy’s counsel, with their comments to the Merger Agreement.

From June 27, 2014 to July 8, 2014, Realogy and ZipRealty continued to negotiate the Merger Agreement and related documentation. On July 15, 2014, the Merger Agreement was executed and later that day, Realogy and ZipRealty issued a joint press release announcing the transaction.

12.	Purpose of the Offer; Plans for ZipRealty; Appraisal Rights.

Purpose of the Offer; Plans for ZipRealty. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, ZipRealty. The Offer is the first step in the acquisition of ZipRealty and is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of ZipRealty not purchased pursuant to the Offer or otherwise.

The Merger Agreement provides that after the Acceptance Time, and at all times thereafter, Realogy will be entitled to designate a number of directors (rounded up to the next whole number) to the ZipRealty Board equal to the product of the total number of directors on the ZipRealty Board (giving effect to the directors designated by Realogy) multiplied by the percentage that the aggregate number of Shares beneficially owned by Realogy and Purchaser bears to the total number of Shares then outstanding on a fully diluted basis. In such case, ZipRealty has agreed to cause Realogy’s designees to be elected or appointed to the ZipRealty Board in such number as is proportionate to Realogy’s and our Share ownership. ZipRealty will also cause Realogy’s designees to serve on, and constitute the same percentage (rounded up to the next whole number) as is on the ZipRealty Board of, each committee of the ZipRealty Board to the extent permitted by applicable law and the rules of NASDAQ. Realogy currently intends, promptly after consummation of the Offer, to exercise these rights and to designate officers or employees of Realogy or an affiliate of Realogy to serve as directors of ZipRealty. Therefore, Realogy will obtain control over the management of ZipRealty shortly after the Acceptance Time. However, prior to the effective time of the Merger, the approval of certain ZipRealty directors then in office who were not designated by Realogy will be required for ZipRealty to authorize any termination or amendment of the Merger Agreement by ZipRealty, or to effect certain other actions related to or in connection with the Merger. If we accept for payment and pay for at least a majority of the outstanding Shares, we expect to merge with and into ZipRealty. We currently intend to consummate the Merger pursuant to the Merger Agreement as soon as possible after consummation of the Offer. Following the Merger, the directors of Purchaser will be the directors of ZipRealty. See Section 13 — “The Transaction Documents — The Merger Agreement — Directors.”

Pursuant to the Merger Agreement, ZipRealty has granted us an irrevocable option, exercisable only after the Acceptance Time and upon the terms and conditions of the Merger Agreement, to purchase at a price per Share equal to the Offer Price an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by Purchaser at the time of such exercise, will constitute one Share more than 90% of the Shares then outstanding; provided, however, that the option shall not be exercisable: (i) to the extent the number of Shares issuable upon exercise of the option would exceed the number of authorized but unissued and unreserved Shares; (ii) if any judgment, injunction, order or decree prohibits the exercise of the option or the delivery of the Shares that would be acquired by us pursuant to the exercise of the option; or (iii) unless we or Realogy have accepted for payment all Shares validly tendered in the Offer and not withdrawn. See Section 13 — “The Transaction Documents — The Merger Agreement — Top-Up Option.”

Under the terms of the Merger Agreement, if we acquire at least 90% of the outstanding Shares, Realogy and Purchaser will act to effect the Merger under the “short-form” merger provisions of Section 253 of the DGCL. See Section 13 — “The Transaction Documents — The Merger Agreement — Short-Form Merger Procedure.”

Based on available information, we are conducting a detailed review of ZipRealty and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and will consider what, if any, changes would be desirable in light of the circumstances that exist upon completion of the Offer. We will continue to evaluate the business and operations of ZipRealty during the pendency and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of ZipRealty’s business, operations, capitalization and management with the goal of optimizing development of ZipRealty’s potential in conjunction with Realogy’s existing businesses. Possible changes could include changes to ZipRealty’s business, corporate structure, charter, bylaws, capitalization, board of directors or management.

If we acquire Shares pursuant to the Offer and depending upon the number of Shares so acquired and other factors relevant to our equity ownership in ZipRealty, Realogy and Purchaser reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired.

Realogy has entered into employment offer letters with Charles C. Baker, ZipRealty’s Chief Executive Officer and President and a member of ZipRealty’s Board of Directors, and James Wilson, ZipRealty’s Senior Vice President of Technology (the “Offer Letters”). Mr. Baker’s offer letter includes the following key terms: position as chief executive officer of ZipRealty after the consummation of the Merger; initial annual base salary of $400,000; target annual bonus of 50% of base salary; and a recommendation that Holding Corp’s Compensation Committee grant Mr. Baker $1,200,000 in aggregate value of performance-based restricted shares and stock options in a 60%/40% ratio. If Mr. Baker’s employment is terminated by Realogy without “cause” (as defined in his offer letter) or by him for “good reason” (as defined in his offer letter), he will be entitled to severance equal to 12 months of base salary. Mr. Wilson’s offer letter includes the following key terms: position as senior vice president technology of ZipRealty after the consummation of the Merger; initial annual base salary of $300,000; target annual bonus of 35% of base salary; and a recommendation that Holdings’ Compensation Committee grant Mr. Wilson $450,000 in aggregate value of performance-based restricted shares and stock options in a 60%/40% ratio. If Mr. Wilson’s employment is terminated by Realogy without “cause” (as defined in his offer letter) or by him for “good reason” (as defined in his offer letter), in either case within two years following the closing of the transaction, he will be entitled to severance equal to 12 months of base salary. If his employment terminates after the second anniversary of the closing of the transaction, his severance rights (if any) will be pursuant to the severance plan applicable to similarly-situated employees. The Offer Letters have been approved by the independent Compensation Committee of Holdings Corp which has confirmed that the payments to be made thereunder are exclusively for future services by Mr. Baker and Mr. Wilson.

Realogy has also entered into non-competition and non-solicitation agreements with Mr. Baker and Mr. Wilson that will become effective upon the Merger Effective Date (collectively, the “Non-Competition Agreements”). Pursuant to the Non-Competition Agreements, Mr. Baker and Mr. Wilson have agreed, among other restrictions, to not, (i) acquire or hold any ownership interest in, or participate in or facilitate the financing, operation, management or control of or (ii) become an officer, a director, a stockholder, owner, co-owner, partner, trustee, consultant or advisor to, any entity or business which offers to its customers any product, technology or service which competes with the ZipRealty’s business immediately prior to Merger Effective Time (“ZipRealty Business”). Mr. Baker and Mr. Wilson must also refrain from interfering with ZipRealty Business or solicit any of the ZipRealty’s customers or investors on behalf of any entity or business that competes with ZipRealty Business. In addition, the Non-Competition Agreements require Mr. Baker and Mr. Wilson to not encourage, induce, solicit or attempt to induce or solicit, on their own behalf or on behalf of any other person or entity, any employee of ZipRealty immediately prior to closing to discontinue his or her employment with ZipRealty. Finally, Mr. Baker and Mr. Wilson are prohibited from interfering or attempting to interfere with the relationship of ZipRealty with any person or entity which was a customer, strategic partner or vendor or an actively-sought prospective customer, strategic partner or vendor of ZipRealty with respect to ZipRealty Business.

Appraisal Rights. Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares at the Merger Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger and instead of any consideration otherwise payable to such holder for Shares on the terms and subject to the conditions of the Merger Agreement or in connection with the Offer) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. Unless the Delaware court, in its discretion, determines otherwise for good cause shown, such rate of interest will be 5 percent over the Federal Reserve discount rate (including any surcharge) as established from time to time between the Merger Effective Time and the date of payment and will be compounded quarterly.

Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Holders of Shares should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per Share price to be paid in the Merger. Moreover, ZipRealty may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger. For the avoidance of doubt, Realogy, Purchaser and ZipRealty have agreed and acknowledged that in any appraisal proceeding described herein and to the fullest extent permitted by applicable law, the fair value of the Shares subject to the appraisal proceeding will be determined in accordance with Section 262 of the DGCL without regard to the exercise of the Top-Up Option (as defined below under Section 13 — “The Transaction Documents — The Merger Agreement — Top-Up Option”), any issuance of the Top-Up Option Shares (as defined below under Section 13 — “The Transaction Documents — The Merger Agreement — Top-Up Option”) or any delivery by Purchaser to ZipRealty of a promissory note in payment for the Top-Up Option Shares.

The foregoing summary of the rights of dissenting ZipRealty stockholders under the DGCL does not purport to be a statement of the procedures to be followed by any such stockholders desiring to exercise any appraisal rights. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of the DGCL, which will be set forth in their entirety in the proxy statement or information statement filed by ZipRealty for the Merger, unless the Merger is effected as a short-form merger, in which case such provisions will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the DGCL.

You cannot exercise appraisal rights at this time. The information provided above is for informational purposes only regarding your alternatives if the Merger is consummated. If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares.

13.	The Transaction Documents.

The Merger Agreement.

The following summary of the Merger Agreement does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as an exhibit to the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the SEC in connection with the Offer, which is hereby incorporated by reference into this Offer to Purchase and which you may examine and copy as set forth in Section 8 — “Certain Information Concerning ZipRealty.” You are encouraged to read the full text of the Merger Agreement because it is the legal document that governs the Offer and the Merger. In the event of any discrepancy between the terms of the Merger Agreement and the following summary, the Merger Agreement controls. The following summary has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about ZipRealty or Realogy in ZipRealty’s or Realogy’s public reports filed with the SEC. In particular, the Merger Agreement and this summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to ZipRealty or Realogy.

The representations and warranties in the Merger Agreement have been negotiated with the principal purpose of allocating risk among Realogy, Purchaser and ZipRealty and establishing the circumstances under which Realogy and Purchaser have the right not to consummate the Offer, or under which a party may have the right to terminate the Merger Agreement, rather than for the purpose of establishing matters of fact. The representations, warranties and covenants contained in the Merger Agreement (a) were made by the parties thereto only for purposes of that agreement and as of specific dates; (b) were made solely for the benefit of the parties to the Merger Agreement; (c) may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in public disclosures, as well as additional non-public information); (d) may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and (e) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, you should not rely on the representations and warranties as disclosures or characterizations of the actual state of facts regarding ZipRealty, Purchaser or Realogy.

The Offer. The Merger Agreement provides that Purchaser must make the Offer as promptly as practicable, and in any event within 5 business days, after the date of the Merger Agreement. Our obligation to accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the satisfaction or waiver by Realogy or Purchaser of the other conditions, including the HSR Condition, set forth in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of ZipRealty. We cannot, however, amend or waive other conditions, including the Minimum Condition, without the prior written consent of ZipRealty. The Merger Agreement provides that each ZipRealty stockholder who tenders Shares in the Offer will receive $6.75 for each Share validly tendered and not properly withdrawn, net to the seller in cash, without interest and less any applicable withholding taxes. We have agreed that, unless otherwise contemplated in the Merger Agreement or as previously approved by ZipRealty in writing, we will not:

•	waive or change the Minimum Condition;

•	decrease the Offer Price;

•	change the form of consideration to be paid in the Offer (other than by adding consideration);

•	decrease the number of Shares sought in the Offer;

•	extend, accelerate or otherwise change the expiration date of the Offer other than in accordance with the Merger Agreement; or

•	amend, modify or supplement any of the other conditions to the Offer set forth in Section 15 — “Conditions of the Offer” in a manner adverse to the holders of Shares.

Extensions of the Offer. If, on any scheduled Expiration Date, any condition to the Offer has not been satisfied or waived by Realogy or us and if the Merger Agreement has not been terminated pursuant to its terms, we will extend the Offer for successive periods of up to 10 days per extension until all of the conditions are satisfied or waived. However, we do not have any obligation to extend the Offer, if any condition to the Offer has not been satisfied or waived by Realogy or us on or prior to the End Date, beyond the End Date. In addition, if the Merger Agreement has not been terminated pursuant to its terms, we will extend the Offer for any period or periods of time required by any applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff.

We will not terminate the Offer prior to any scheduled Expiration Date, except if the Merger Agreement is terminated pursuant to its terms as described below under “Section 13 — “The Transaction Documents — The Merger Agreement — Termination.” If the Merger Agreement is terminated pursuant to its terms as described below under “Section 13 — “The Transaction Documents — The Merger Agreement — Termination,” Purchaser will, and Realogy will cause Purchaser to, promptly, irrevocably and unconditionally terminate the Offer.

The Merger Agreement obligates Purchaser (and Realogy to cause Purchaser), subject to the satisfaction of the Minimum Condition and the satisfaction or waiver by Realogy or Purchaser of the other conditions set forth in Section 15 — “Conditions of the Offer,” to accept for payment and pay for, as promptly as practicable after Purchaser is legally permitted to do so under applicable law, all Shares validly tendered and not properly withdrawn pursuant to the Offer.

Subsequent Offering Period. Pursuant to the Merger Agreement, Purchaser, following expiration of the Offer, may in its discretion and shall, if requested by ZipRealty, provide a Subsequent Offering Period of up to 10 business days in accordance with Rule 14d-11 under the Exchange Act, if Realogy and its affiliates own less than 90% of the Shares.

Directors. The Merger Agreement provides that after the Acceptance Time, and at all times thereafter, Realogy will be entitled to designate a number of directors (rounded up to the next whole number) to the ZipRealty Board equal to the product of the total number of directors on the ZipRealty Board (giving effect to the directors designated by Realogy) multiplied by the percentage that the aggregate number of Shares beneficially owned by Realogy and Purchaser bears to the total number of Shares then outstanding on a fully diluted basis. ZipRealty has agreed to cause Realogy’s designees to be elected or appointed to the ZipRealty Board, including by increasing the number of directors and seeking and accepting resignations of incumbent directors. ZipRealty will also cause Realogy’s designees to serve on, and constitute the same percentage (rounded up to the next whole number) as is on the ZipRealty Board of, each committee of the ZipRealty Board to the extent permitted by applicable law and the rules of NASDAQ. ZipRealty’s obligations to appoint Realogy’s designees to the ZipRealty Board will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

Notwithstanding the foregoing, prior to the Merger Effective Time, the ZipRealty Board will always have at least one director who is a member of the ZipRealty Board on the date of the Merger Agreement (the “Continuing Directors”). If prior to the Merger Effective Time, no Continuing Directors remain for any reason whatsoever, the other directors will designate one person who is not an affiliate, shareholder or employee of Realogy or any of its subsidiaries to fill such vacancies and such designated person will be considered a Continuing Director for the purposes of the Merger Agreement.

After Realogy’s designees are elected or appointed to, and constitute a majority of, the ZipRealty Board and before the Merger Effective Time, the approval of a majority of the Continuing Directors will be required to authorize:

•	any termination of the Merger Agreement by ZipRealty;

•	any amendment of the Merger Agreement requiring action by the ZipRealty Board;

•	any extension of time for performance of any obligation or action under the Merger Agreement by Realogy or Purchaser;

•	any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of ZipRealty; and

•	any other consent, action or recommendation by ZipRealty or the ZipRealty Board with respect to the Merger Agreement or any of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, to the extent such consent, action or recommendation would materially and adversely affect the holders of the Shares (other than Realogy or Purchaser).

Top-Up Option. As part of the Merger Agreement, ZipRealty granted to Purchaser an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and conditions of the Merger Agreement, to purchase at a price per Share equal to the Offer Price an aggregate number of newly issued Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Purchaser at the time of such exercise, will constitute one Share more than 90% of the Shares outstanding immediately after the issuance of the Top-Up Option Shares; provided, however, that the option will not be exercisable: (i) to the extent the number of Shares issuable upon exercise of the option would exceed the number of authorized but unissued and unreserved Shares; (ii) if any judgment, injunction, order or decree prohibits the exercise of the option or the delivery of the shares that would be acquired by us pursuant to the exercise of the option; or (iii) unless we or Realogy have accepted for payment all Shares validly tendered in the Offer and not withdrawn. The Top-Up Option may be exercised by Purchaser in whole (and not in part) only once, at any time during the five-business day period following the Acceptance Time or, if provided, any Subsequent Offering Period.

If we exercise the Top-Up Option, we will pay ZipRealty an amount equal to the Offer Price multiplied by the number of Top-Up Option Shares, and such payment will be made either entirely in cash or by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Option Shares, with the remainder of the purchase price for the Top-Up Option Shares to be paid by delivery of a promissory note. The promissory note will bear interest at a rate of 3% per annum, will mature on the first anniversary of the date of execution and may be prepaid without premium or penalty.

Realogy and Purchaser may also acquire additional Shares after completion of the Offer through other transactions, including open market purchases. In any event, if Purchaser acquires at least 90% of the issued and outstanding Shares entitled to vote on the adoption of the Merger Agreement, it will effect the Merger pursuant to the “short-form” merger provisions of the DGCL. Stockholders who do not sell their Shares in the Offer and do not vote in favor of or consent to the Merger will have certain appraisal rights with respect to the Merger under the applicable provisions of the DGCL if those rights are perfected.

The Merger. The Merger Agreement provides that, at the Merger Effective Time, Purchaser will be merged with and into ZipRealty. Following the Merger, the separate corporate existence of Purchaser will cease, and ZipRealty will continue as the surviving corporation and a wholly-owned indirect subsidiary of Realogy.

Under the terms of the Merger Agreement, at the Merger Effective Time, each Share issued and outstanding immediately prior to the Merger Effective Time will be automatically converted into the right to receive the Offer Price, payable in cash, net to the holder, without interest and less any applicable withholding taxes (the “Merger Consideration”). Notwithstanding the foregoing, the Merger Consideration will not be payable in respect of (i) Shares owned by Realogy, Purchaser or any other subsidiary of Realogy, (ii) Shares held in the treasury of ZipRealty or owned by ZipRealty and (iii) Dissenting Shares (as defined below). Each Share described under (i) or (ii) above will be cancelled and cease to exist, and no payment will be made with respect thereto.

Shares that are outstanding immediately prior to the Merger Effective Time and held by a stockholder who is entitled to demand, and properly demands, appraisal for such Shares in accordance with Section 262 of the DGCL (such Shares, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration. Rather, the holders of such Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. However, for all Dissenting Shares held by stockholders who have failed to perfect or who have otherwise waived, withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 of the DGCL or other applicable law, the right of the stockholder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares will be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the Merger Consideration. In any appraisal proceeding with respect to the Dissenting Shares and to the fullest extent permitted by applicable law, the surviving corporation in the Merger will not assert that the exercise of the Top-Up Option, any issuance of the Top-Up Option Shares or any delivery by Purchaser of the promissory note in connection therewith should be considered in connection with a determination of the fair value of the Dissenting Shares in accordance with Section 262(h) of the DGCL.

Holders who tender their Shares in the Offer will not be entitled to exercise appraisal rights with respect to such Shares, but rather, subject to the conditions of the Offer, will receive the Offer Price. See Section 12 — “Purpose of the Offer; Plans for ZipRealty; Appraisal Rights — Appraisal Rights.”

Short-Form Merger Procedure. Section 253 of the DGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a “short-form” merger with that subsidiary without action or approval by the other stockholders of the subsidiary. Under the terms of the Merger Agreement, if Realogy, Purchaser and any other subsidiaries of Realogy hold, in the aggregate, whether pursuant to the Offer, as a result of purchases on the open market, as a result of purchases by Purchaser during any Subsequent Offering Period or upon exercise of the Top-Up Option, at least 90% of the total outstanding Shares (the “Short-Form Threshold”), ZipRealty, Realogy and Purchaser will take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable, without a meeting of the stockholders of ZipRealty in accordance with Section 253 of the DGCL.

Vote Required to Approve Merger; Stockholders Meeting. The ZipRealty Board has approved the Merger Agreement, the Offer and the Merger. If the Short-Form Threshold is not met, then under the DGCL the holders of at least a majority of the outstanding Shares must vote to adopt the Merger Agreement in order to consummate the Merger. The Merger Agreement provides that if ZipRealty stockholder approval is required, ZipRealty will:

•	promptly prepare, file with the SEC, print and mail to its stockholders a proxy statement or information statement (together with any amendments or supplements thereto, the “Proxy Statement”) relating to the Merger and Merger Agreement for the Special Meeting (as defined below) as promptly as practicable following the Acceptance Time;

•	take all necessary action in accordance with the DGCL and ZipRealty’s organizational documents to duly set a record date for, call, give notice of, convene and hold a meeting of ZipRealty stockholders (the “Special Meeting”) for the purpose of considering and taking action upon the Merger Agreement as soon as reasonably practicable after the Acceptance Time; and

•	use its reasonable efforts to obtain the approval by ZipRealty stockholders of the Merger Agreement and the transactions contemplated thereby, including the Merger.

If the Minimum Condition is satisfied and Purchaser accepts for payment Shares tendered pursuant to the Offer, Purchaser will have sufficient voting power to adopt the Merger Agreement at a meeting of ZipRealty stockholders without the affirmative vote of any other ZipRealty stockholder.

Treatment of ZipRealty Stock Options; Stock Plans. The Merger Agreement and each ZipRealty stock option plan provides that, at or immediately prior to the Merger Effective Time, each ZipRealty stock option to purchase Shares, whether vested or unvested (each such stock option, a “ZipRealty Option”), will be cancelled and the former holder thereof will be entitled to receive an amount in cash (subject to any applicable withholding taxes or other taxes required by applicable law) equal to the product of (i) the excess, if any, of the Offer Price over the applicable exercise price of such ZipRealty Option by (ii) the number of Shares such holder could have purchased had such holder exercised such ZipRealty Option in full immediately prior to the Merger Effective Time (treating for this purpose all unvested ZipRealty Options as if they vested immediately prior to cancellation). If the exercise price per Share under any such ZipRealty Option is equal to or greater than the Merger Consideration, then such ZipRealty Option will be cancelled and no cash payment will be made to its holder.

Certificate of Incorporation, Bylaws, Directors and Officers. The certificate of incorporation and bylaws of Purchaser in effect at the Merger Effective Time will be the certificate of incorporation and the bylaws of the surviving corporation of the Merger until thereafter amended as provided therein or by applicable law. From and after the Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Purchaser at the Merger Effective Time will be the directors of the surviving corporation of the Merger and (ii) the officers of Purchaser at the Merger Effective Time will be the officers of the surviving corporation of the Merger.

Representations and Warranties. In the Merger Agreement, ZipRealty has made customary representations and warranties to Realogy and Purchaser, including representations relating to its organization and qualification, power and authority, subsidiaries, capitalization, the absence of a stockholder rights plan or similar anti-takeover device, non-contravention of organizational documents, laws or agreements, required filings and consents, permits, compliance with applicable laws, the absence of certain prohibited payments, litigation, SEC filings and compliance with the Sarbanes-Oxley Act of 2002, financial statements, the inapplicability of state takeover laws and regulations, the absence of undisclosed liabilities, the absence of certain changes, employee benefit plans, labor and employment matters, material contracts, litigation, environmental matters, intellectual property, tax matters, insurance, real and personal property, finders’ and brokers’ fees, information to be included in the documents relating to the Offer, the Solicitation/Recommendation Statement on Schedule 14D-9 filed by ZipRealty with the SEC in connection with the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”) and the Proxy Statement, and the absence of any additional representations to Realogy or Purchaser. Realogy and Purchaser have made customary representations and warranties to ZipRealty with respect to, among other matters, their organization and qualification, power and authority, non-contravention of organizational documents, laws or agreements, required filings and consents, litigation, ownership of ZipRealty capital stock, sufficiency of funds to complete the Offer and the Merger, ownership of Purchaser by Realogy, finders’ and brokers’ fees, information to be included in the documents relating to the Offer, the Schedule 14D-9 and the Proxy Statement, and the absence of any additional representations to ZipRealty.

None of the representations and warranties in the Merger Agreement will survive the Merger Effective Time.

Operating Covenants. Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, ZipRealty will (except as set forth in the disclosure schedule, expressly permitted or required by the Merger Agreement, required by applicable law or consented to by Realogy): (i) conduct its business in the ordinary course consistent with past practice in all material respects; (ii) preserve intact in all material respects its assets, business organization and goodwill; (iii) keep available the services of its officers and key employees, and preserve the goodwill and business relationships with material customers, material suppliers, governmental authorities and others having material business relationships with ZipRealty; and (iv) comply in all material respects with all applicable laws.

The Merger Agreement also contains specific restrictive covenants which provide that, from the date of the Merger Agreement until the Merger Effective Time, subject to certain exceptions, including as permitted by the Merger Agreement, ZipRealty will not directly or indirectly do, or agree to do the following, without Realogy’s prior consent:

•	issue, sell, transfer, pledge, encumber or dispose of any ZipRealty capital stock, notes, bonds or other securities (or any option, warrant, convertible security or other right to acquire the same), provided that ZipRealty may issue (i) Shares as required to be issued upon settlement of options or other equity awards pursuant to employee compensation plans and (ii) options and restricted stock to new hires or in connection with promotions, in each case, in the ordinary course of business, consistent with past practice, up to a maximum of 15,000 Shares in the aggregate;

•	redeem, purchase or otherwise acquire any Shares or other equity or voting interest (or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interest) except (i) pursuant to written commitments in effect as of the date of the Merger Agreement from former employees or directors in connection with the termination of services or (ii) in connection with withholding to satisfy tax obligations with respect to options, acquisitions in connection with the forfeiture of equity awards or acquisitions in connection with the net exercise of options;

•	establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interest;

•	amend or restate the ZipRealty certificate of incorporation or bylaws;

•	incur, issue, modify, renew, syndicate, guarantee, refinance or otherwise become liable for any indebtedness for borrowed money excluding any letters of credit issued in the ordinary course of business consistent with past practice;

•	make any loans, capital contributions or advances to any entity (other than ZipRealty) other than in the ordinary course of business consistent with past practice;

•	sell, lease, license (as licensor), transfer, pledge, dispose of or encumber in a single transaction or series of related transactions, any of its properties, rights or assets whose value or purchase price, individually or in the aggregate, exceeds $100,000 (except for dispositions of assets no longer used in the conduct of ZipRealty’s business);

•	grant or incur any lien, other than those permitted by the Merger Agreement;

•	materially amend or modify any real property lease or fail to exercise any renewal option that would otherwise expire;

•	make or authorize capital expenditures unless in an amount not exceeding $100,000 or already budgeted in ZipRealty’s current plan;

•	make any acquisition of capital stock or other securities or, except in the ordinary course of business consistent with past practice, a material portion of the assets of another entity;

•	make any material changes in financial accounting methods, principles or practices except as required by GAAP or applicable law;

•	pass any resolutions to approve or adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ZipRealty;

•	enter into, assume, amend, modify, terminate or waive or amend material rights or obligations under, or give material consents with respect to, any material contract, except (i) for contracts that renew automatically or (ii) in order to comply with the terms of the Merger Agreement;

•	grant or commit to any increase in the salaries, bonuses or other compensation or benefits payable by or provided by ZipRealty to any employees, directors or individual independent contractors, other than (i) as required by applicable law, (ii) as required by any employee compensation plan or other agreement existing on the date of the Merger Agreement or (iii) ordinary course increases in base salary consistent with past practice;

•	grant any severance or termination pay to any employees, directors or individual independent contractors of ZipRealty, other than as required by any employee compensation plan or other agreement existing on the date of the Merger Agreement, other than in the ordinary course consistent with past practice, in an aggregate amount not to exceed $100,000;

•	establish, adopt, enter into, amend or terminate any employee compensation plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an employee compensation plan if it were in existence on the date of the Merger Agreement or change in any material respect any employment practices or policies;

•	enter into, adopt, extend, renew or amend any collective bargaining agreement or other contract with any labor organization, union or association;

•	effect or permit a “plant closing,” “mass layoff” or similar event under the WARN Act or any corresponding state or local laws;

•	waive, release, settle or compromise any pending or threatened litigation, other than waivers, releases, settlements or compromises of any pending or threatened litigation the liability for which will be paid in part or in full by one of ZipRealty’s insurers or that do not (i) exceed $100,000 in any single instance or in excess of $250,000 in the aggregate, (ii) involve any material injunctive or equitable relief or impose material restrictions on the business activities of ZipRealty, (iii) relate to the transactions contemplated by the Merger Agreement or (iv) involve the issuance of Shares or equity or voting interests;

•	fail to maintain in full force and effect insurance coverage in form and amount substantially equivalent to the insurance coverage currently maintained with respect to ZipRealty and its assets and properties; or

•	make, revoke or change any material tax election or method of tax accounting, settle or compromise any material tax liability, enter into any agreement with any tax authority, enter into any tax sharing agreement or similar agreement or arrangement, consent to any extension or waiver of the limitation period applicable to any claim or assessment of material taxes or file any tax return other than on a basis consistent with past practice.

Access to Information. From the date of the Merger Agreement until the Merger Effective Time and except as required pursuant to any confidentiality agreement or similar arrangement to which ZipRealty is a party and applicable laws, the Merger Agreement provides that ZipRealty will, and will cause each of its directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “ZipRealty Representatives”) to: (i) provide to Realogy, Purchaser and their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Realogy Representatives”), access at reasonable times during normal business hours, and upon prior notice, to the properties, offices and other facilities and to the books and records of ZipRealty; and (ii) furnish to Realogy and its representatives such financial and operating data and other information as Realogy and its representatives may reasonably request.

No Solicitation. In the Merger Agreement, ZipRealty has agreed that from the date of the Merger Agreement until the earlier of the Merger Effective Date or the termination of the Merger Agreement pursuant to its terms, it will not, and will cause the ZipRealty Representatives not to, directly or indirectly:

•	solicit, initiate, endorse or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal (as defined below) or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal;

•	enter into or execute, continue or otherwise participate in any discussions or negotiations with, furnish any information relating to ZipRealty or afford access to the business, properties, assets, books or records of ZipRealty to any third party with respect to inquiries regarding, or the making of, an Acquisition Proposal;

•	fail to make, withdraw, modify or amend in a manner adverse to Realogy the ZipRealty Board Recommendation (as defined below) (or recommend or otherwise declare advisable the approval by the ZipRealty stockholders of any Acquisition Proposal), or resolve, agree or propose to take any such action (any of the foregoing, an “Adverse Recommendation Change”); or

•

enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (other than a confidentiality agreement with a third party to whom ZipRealty is permitted to provide information in accordance with the Merger Agreement) (any of the foregoing, an “Alternative Acquisition Agreement”).

In addition, the Merger Agreement requires that ZipRealty: (i) immediately cease and cause to be terminated all existing activities, discussions or negotiations with any persons conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal; (ii) request the prompt return or destruction of all confidential information, documents and materials furnished with respect to any Acquisition Proposal (to the extent provided by the applicable confidentiality agreement); and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it is a party with respect to any Acquisition Proposal and enforce the provisions of any such agreement.

Notwithstanding the foregoing, if at any time after the date of the Merger Agreement and prior to the Acceptance Time, ZipRealty receives an unsolicited bona fide written Acquisition Proposal (as defined below) from a third party and the ZipRealty Board: (i) determines in good faith after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); and (ii) after consultation with its outside counsel, determines that failure to take such actions would be inconsistent with its fiduciary duties to ZipRealty stockholders under applicable law, ZipRealty may (a) furnish information with respect to ZipRealty to the person making such Acquisition Proposal pursuant to a confidentiality agreement containing confidentiality provisions that are no less favorable in the aggregate to ZipRealty than those contained in the confidentiality agreement entered into by ZipRealty and Realogy on April 25, 2014, described below under “— The Confidentiality Agreement” (except that such confidentiality agreement may contain a less restrictive standstill than the standstill contained in the Realogy confidentiality agreement or no standstill so long as Realogy’s confidentiality agreement is thereafter amended to contain such less restrictive standstill provision) and (b) participate in discussions or negotiations with such person regarding such Acquisition Proposal; provided that ZipRealty must promptly provide to Realogy any information that is provided to the person making such Acquisition Proposal that was not previously provided to Realogy.

Following compliance with the terms of the preceding paragraph, the ZipRealty Board may make an Adverse Recommendation Change (as defined below) in response to a Superior Proposal, and ZipRealty may terminate the Merger Agreement and enter into a definitive agreement with respect to the Superior Proposal; provided, however, ZipRealty may not make an Adverse Recommendation Change or terminate the Merger Agreement unless:

•	ZipRealty notifies Realogy in writing at least three days before taking such action of its intention to do so and specifies its reasons, including the terms and conditions of the Superior Proposal and the identity of the person making the Superior Proposal and provides a copy of the Alternative Acquisition Agreement, if any; and

•	if Realogy makes a proposal during the three day period to adjust the terms and conditions of the Merger Agreement, the ZipRealty Board continues to determine in good faith that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties to the ZipRealty stockholders.

During the three day period prior to effecting an Adverse Recommendation Change or terminating the Merger Agreement, ZipRealty shall negotiate with Realogy in good faith regarding any revisions to the terms of the transactions contemplated by the Merger Agreement proposed by Realogy.

The Merger Agreement also provides that nothing contained therein shall prevent the ZipRealty Board from (i) complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the ZipRealty Board reaffirms the ZipRealty Board Recommendation in such statement or in connection with such action; or (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act (which it is agreed shall not constitute an Adverse Recommendation Change).

“Acquisition Proposal” means, other than the transactions contemplated by the Merger Agreement, any third party (including for this purpose, ZipRealty) inquiry, offer or proposal relating to, in a single transaction or series of related transactions, (i) any acquisition or purchase, direct or indirect, 25% or more of the consolidated assets of ZipRealty (or to which 25% or more of ZipRealty’s revenues or earnings are attributable) or 25% or more of any class of equity or voting securities of ZipRealty, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party’s beneficially owning 25% or more of any class of equity or voting securities of ZipRealty or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving ZipRealty.

“Superior Proposal” means a bona fide written Acquisition Proposal (except references to 25% or more are deemed replaced with 50% or more) that was not received as a result of a breach of ZipRealty’s obligations under the Merger Agreement to refrain from solicitation and that the ZipRealty Board determines in good faith by a majority vote, after consultation with ZipRealty’s financial advisor, is reasonably likely to be consummated substantially in accordance with its terms (taking into account all legal, regulatory, and financial aspects of the proposal and entity making such proposal) and would, if consummated, result in a transaction more favorable, from a financial point of view, to ZipRealty’s stockholders than as provided by the Merger Agreement (including any adjustment to the terms proposed by Realogy in response to such proposal).

Offer Documents. Subject to the terms and conditions of the Merger Agreement, Realogy and Purchaser, on the one hand, and ZipRealty, on the other hand, will promptly correct any information provided by it for use in the Schedule TO and this Offer to Purchase, the form of Letter of Transmittal and the form of summary advertisement included as exhibits thereto (collectively, together with any amendments and supplements thereto, the “Offer Documents”) or the Schedule 14D-9, if and to the extent that it becomes false or misleading in any material respect or as otherwise required by applicable law. Realogy and Purchaser have agreed to cause the Offer Documents, as so corrected, and ZipRealty has also agreed to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Realogy and Purchaser, on the one hand, and ZipRealty, on the other hand, have also agreed to promptly notify each other upon the receipt of any oral or written comments from the SEC or its staff to the Offer Documents or the Schedule 14D-9, as applicable, and any oral or written responses thereto, and to give each other and their counsel a reasonable opportunity to participate in any written response to those comments.

In connection with the preparation of the Offer Documents and the Schedule 14D-9, Realogy and ZipRealty have agreed to cooperate with each other: (i) in connection with the preparation of said documents; (ii) in determining whether any action by, in respect of or filing with any governmental authority is required or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the Merger Agreement; and (iii) in taking such actions or making any such filings, furnishing information required in connection with such filings and seeking timely to obtain any such action, consents, approvals or waivers.

Third-Party Consents and Regulatory Approvals. ZipRealty and Realogy have agreed in the Merger Agreement to use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, including: (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement.

In furtherance of the foregoing, each of Realogy and ZipRealty has agreed to make an appropriate filing of a Premerger Notification and Report Form (as defined in Section 16 — “Certain Legal Matters; Regulatory Approvals”) pursuant to the HSR Act with respect to the transactions contemplated in the Merger Agreement with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within five business days after the date of the Merger Agreement. Each of Realogy and ZipRealty has agreed to respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters. Each of Realogy and ZipRealty will (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental authority and, subject to applicable law, permit the other party and their counsel the reasonable opportunity to review and comment on any proposed written communication to any of the foregoing and give reasonable and good faith consideration to any comments made by such other party and their counsel; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with the Merger Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them, their affiliates and their respective representatives on the one hand and any government or regulatory authority or members of their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with the Merger Agreement and the Merger. Notwithstanding anything to the contrary in the Merger Agreement, in no event will Realogy or any of its respective affiliates be required to agree to, enter into or offer to enter into any agreement or consent order requiring divestiture of any assets, hold-separate, business limitation, limitation on conduct or governance of Realogy, ZipRealty or any of their respective affiliates, or similar arrangement or undertaking in connection with the Merger Agreement or any of the transactions contemplated thereby.

Employee Benefit Matters. Pursuant to the Merger Agreement, until at least the first anniversary of the Merger Effective Time, Realogy shall provide each individual who is employed with ZipRealty as of the Closing (each, a “Continuing Employee”) (i) a base salary (or hourly wage) that is not less than the base salary (or hourly wage) provided to such Continuing Employee as of immediately prior to the closing of the merger, (ii) a cash incentive opportunity that is not less than the cash incentive opportunity provided to such Continuing Employee as of immediately prior to the closing of the Merger, (iii) severance payments and benefits on terms no less favorable than those applicable to such Continuing Employee as of immediately prior to the closing of the Merger and (iv) other employee benefits that are substantially comparable in the aggregate to such benefits as are provided to such Continuing Employee as of immediately prior to the closing of the Merger or, if elected by Realogy in each case, no less favorable than the base salary, cash incentive opportunity, severance payments or benefits of Realogy’s similarly-situated employees.

Realogy will provide credit for each Continuing Employee’s length of service with ZipRealty for all purposes (including eligibility, vesting and benefit accrual) under each plan, program, policy or arrangement of ZipRealty to the same extent that such service was recognized under a similar plan, program, policy or arrangement of ZipRealty as of closing of the Merger; provided that such prior service credit shall not be required under any defined benefit pension plan or to the extent that it results in a duplication of benefits.

The Merger Agreement also provides that Realogy shall cause each benefit plan of Realogy and its affiliates in which any Continuing Employee participates that provides for medical, dental, health, pharmaceutical or vision benefits (each, a “Realogy Welfare Plan”) to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements, other than limitations that were in effect with respect to such Continuing Employee as of immediately prior to the closing of the Merger under the corresponding ZipRealty employee benefit plan, (ii) honor any payments, charges and expenses of such Continuing Employee (and his or her eligible dependents) that were applied toward the deductible, out-of-pocket maximums and co-payments under a ZipRealty employee benefit plan in satisfying any applicable deductibles, out-of-pocket maximums and co-payments under the corresponding Realogy Welfare Plan during the same plan year in which such payments, charges and expenses were made and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such Continuing Employee following the closing of the Merger to the extent that such Continuing Employee had satisfied any similar limitation under the corresponding ZipRealty employee benefit plan.

Furthermore, the Merger Agreement provides that effective as of the day before the closing of the Merger, ZipRealty will take such corporate actions as are necessary to freeze as to new participants ZipRealty’s 401(k) plan.

Finally, nothing in the Merger Agreement related to the foregoing will (i) be treated as an amendment of, or undertaking to amend, any ZipRealty employee benefit plan or any employee benefit plan of Realogy or any affiliate, (ii) prohibit Realogy or any of its affiliates from amending any employee benefit plan, (iii) require Realogy or any of its affiliates to continue the employment of any Continuing Employee for any period of time or, subject to any applicable arrangement covering such Continuing Employee, to provide such Continuing Employee with any payments or benefits upon any termination of such Continuing Employee’s employment, or (iv) confer any rights or benefits on any person other than the parties to the Merger Agreement.

Indemnification and Insurance. The Merger Agreement provides that, for 6 years from and after the Merger Effective Time, Realogy and the surviving corporation of the Merger will indemnify and hold harmless all past and present directors and officers of ZipRealty (the “Covered Persons”) in respect of acts or omissions occurring at or prior to the Merger Effective Time to the fullest extent permitted by DGCL and any other applicable law, as well as ZipRealty’s certificate of incorporation, bylaws and indemnification agreements in effect as of the date of the Merger Agreement. The surviving corporation will pay all expenses, including reasonable fees and expenses of counsel that a Covered Person may incur in enforcing the indemnity. The surviving corporation will advance on an as-incurred basis the fees and expenses of such Covered Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, provided that such person will reimburse the surviving corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such person is not entitled to indemnification. Notwithstanding anything in the Merger Agreement to the contrary, if any action, suit, investigation or proceeding (whether or not arising before, at or after the Effective Time) is brought against any indemnified person on or prior to the sixth anniversary of the Effective Time, the indemnity provisions of the Merger Agreement will continue in effect until the final resolution of such action, suit, investigation or proceeding.

In addition, for six years after the Merger Effective Time, Realogy will cause to be maintained in effect provisions in the surviving corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the surviving corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the Merger Agreement.

The Merger Agreement further provides that prior to Merger Effective Time, ZipRealty will, or if ZipRealty is unable to then Realogy will, cause the surviving corporation to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of ZipRealty’s existing directors’ and officers’ insurance policies and ZipRealty’s existing fiduciary liability policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Merger Effective Time and that is substantially equivalent to (and, in any event not less favorable in the aggregate) than ZipRealty’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If ZipRealty or the surviving corporation fails to obtain such insurance coverage, the surviving corporation will, or Realogy will cause the surviving corporation to, maintain ZipRealty’s current D&O Insurance for a period of at least six years from the Merger Effective Time. In either case, the surviving corporation of the Merger will not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid per annum for ZipRealty’s existing policy. In addition, prior to Merger Effective Time, ZipRealty will assist Realogy in obtaining an errors and omissions “tail” insurance policy with respect to any actual or alleged error or omission claimed against the Company that existed or occurred at or prior to Merger Effective Time, including in connection with the Merger Agreement or the transaction contemplated thereby.

Conditions of the Offer. See Section 15 — “Conditions of the Offer.”

Conditions to the Merger. The obligations of each party to the Merger Agreement to consummate the Merger are subject to the satisfaction of the following conditions at or prior to the Merger Effective Time:

•	if required by the DGCL, the approval of ZipRealty’s stockholders has been obtained for the Merger Agreement and the transactions contemplated thereby in accordance with applicable law;

•	no permanent injunction or other non-appealable order issued by any court of competent jurisdiction, or any applicable law enacted after the date of the Merger Agreement, prohibiting the consummation of the Merger, shall have taken effect after the date of the Merger Agreement and shall still be in effect; and

•	Purchaser has accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer.

Termination. The Merger Agreement may be terminated and the Merger may be abandoned (whether before or after approval of the Merger by ZipRealty’s stockholders):

(i)	by mutual written consent of Realogy and ZipRealty;

(ii)	by either ZipRealty or Realogy if:

a.	the Acceptance Time has not occurred on or before the End Date; provided that the right to terminate the Merger Agreement in this manner will not be available to any party whose breach of any provision of the Merger Agreement is the primary cause of the failure of the Offer to be consummated by such time; or

b.	there is a restraining order, permanent injunction or other order issued by a court of competent jurisdiction, or any applicable law enacted after the date hereof, prohibiting the consummation of the Offer or the Merger, which shall have become final and nonappealable; provided that that the party seeking to terminate the Merger Agreement pursuant to this provision shall have used its reasonable best efforts to contest, appeal and remove such restraining order, permanent injunction or other court issued order;

(iii)	by Realogy, if:

a.	(i) an Adverse Recommendation Change shall have occurred, (ii) ZipRealty shall have failed, upon a request to do so by Realogy, to publicly reaffirm its recommendation of the Offer and the approval and adoption of this Agreement within 10 business days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to ZipRealty’s stockholders, or (iii) ZipRealty shall have breached or failed to perform any of its obligations set forth in Section 13 — “The Transaction Documents — The Merger Agreement — No Solicitation” in any material respect; or

b.

ZipRealty shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any representation or warranty of ZipRealty shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Acceptance Time (i) would result in the failure of any of the conditions set forth in Section 13 — “The Transaction Documents —

The Merger Agreement — Conditions to the Merger” or Section 15 — “Conditions of the Offer” and (ii) cannot be or has not been cured by the earlier of (x) the End Date and (y) 30 days after the giving of written notice to ZipRealty of such breach or failure; provided that Realogy will not have the right to terminate the Merger Agreement pursuant to this provision if Realogy or Purchaser is then in material breach of any of its covenants or agreements set forth in the Merger Agreement;

(iv)	by ZipRealty:

a.	at any time prior to the Acceptance Time, in order to enter into a definitive agreement with respect to a Superior Proposal; provided that ZipRealty shall have (i) substantially contemporaneously with such termination entered into a definitive agreement with regards to the Superior Proposal and (ii) paid Realogy the Termination Fee (as defined below);

b.	if Realogy or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing at the Acceptance Time (i) would result in the failure of any of the conditions set forth in Section 13 — “The Transaction Documents — The Merger Agreement — Conditions to the Merger” or Section 15 — “Conditions of the Offer” and (ii) cannot be or has not been cured by the earlier of (A) the End Date and (B) 30 days after the giving of written notice to Realogy of such breach or failure; provided that ZipRealty will not have the right to terminate the Merger Agreement pursuant to this provision if it is then in material breach of any of its covenants or agreements set forth in the Merger Agreement; or

c.	the Offer or any extension of the Offer has expired without Purchaser accepting for payment Shares pursuant to the Offer, provided that ZipRealty may not terminate for this reason if ZipRealty’s breach of any provision of the Merger Agreement results in the failure of Purchaser’s acceptance for payment of Shares pursuant to the Offer.

Breakup Fee. In the event that:

(i) the Merger Agreement is terminated by Realogy pursuant to clause (iii)(a) of the Subsection titled “— Termination” above or by ZipRealty pursuant to clause (iv)(a) of the Subsection titled “— Termination” above, then ZipRealty will pay to Realogy $6,600,000 (the “Termination Fee”), in the case of a termination by Realogy, within two business days after such termination and, in the case of a termination by ZipRealty, at the time of such termination.

(ii)(A) the Merger Agreement is terminated by Realogy or ZipRealty pursuant to clause (ii)(a) of the Subsection titled “— Termination” above or by Realogy pursuant to clause (iii)(b) of the Subsection titled “— Termination” above, (B) any Acquisition Proposal has been publicly announced or otherwise made known to ZipRealty prior to the date of termination, and (C) within twelve months following the date of such termination, ZipRealty has entered into a definitive agreement with respect to or recommended to its stockholders any Acquisition Proposal, or any Acquisition Proposal shall have been consummated (which, for the avoidance of doubt, need not be an Acquisition Proposal that was made, disclosed or communicated prior to termination hereof), then the Termination Fee will be payable within two business days after such event or consummation.

Fees and Expenses. All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be borne by the party incurring such expenses, other than with respect to payment of any Termination Fee.

Amendment and Waiver. Any provision of the Merger Agreement may be amended prior to the Merger Effective Time, but only if such amendment is in writing signed by each party to the Merger Agreement, provided, that after the Acceptance Time, no amendment may be made that decreases the Offer Price or the

Merger Consideration and any amendment will require the approval of the Continuing Directors. Realogy and Purchaser, on the one hand, and ZipRealty, on the other hand, may, at any time prior to the Merger Effective Time (subject to the applicable provisions in the Merger Agreement) waive any provision of the Merger Agreement, but only if such waiver is in writing and is signed by each party against whom the waiver is to be effective. After approval of the Merger by the ZipRealty stockholders, no amendment or waiver may be made which requires further approval by such stockholders without approval of such stockholders having first been obtained.

The Tender and Voting Agreement.

In connection with the Merger Agreement, on July 15, 2014, Realogy and Purchaser entered into a Tender and Voting Agreement with the Tendering Stockholders, pursuant to which the Tendering Stockholders have agreed to validly tender into the Offer an aggregate of at least 4,493,423 Shares held by them, representing 20.6% of all outstanding Shares. The following summary description of the Tender and Voting Agreement does not purport to be a complete description of the terms and conditions of the Tender and Voting Agreement and is qualified in its entirety by reference to the Tender and Voting Agreement, a copy of which is attached as an exhibit to the Schedule TO, which you may examine and copy as set forth in Section 8 — “Certain Information Concerning ZipRealty” above. You are encouraged to read the full text of the Tender and Voting Agreement. In the event of any discrepancy between the terms of the Tender and Voting Agreement and the following summary, the Tender and Voting Agreement controls.

Pursuant to the Tender and Voting Agreement, the Tendering Stockholders have agreed to (i) be present, in person or by proxy, at any annual or special ZipRealty stockholder meeting, or at any adjournment or postponement thereof and (ii) to vote all Shares as to which the Tendering Stockholders have voting power (to the extent such Shares have not been purchased in the Offer): (a) in favor of the adoption of the Merger Agreement; (b) in favor of the approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which the meeting is held; (c) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement; (d) against any proposal that would in any respect impede, interfere with, or prevent the consummation of the Merger or any other transactions contemplated by the Merger Agreement; and (e) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of the Tendering Stockholders under the Tender and Voting Agreement.

In addition, the Tendering Stockholders have agreed to validly tender the Shares beneficially owned by them in the Offer, including any additional Shares that they may acquire after the date of the Tender and Voting Agreement. The Tendering Stockholders may not withdraw any Shares tendered in the Offer pursuant to the Tender and Voting Agreement.

The Tendering Stockholders have irrevocably appointed Realogy as their attorney-in-fact and proxy for and in their name, place and stead, to attend and represent the Tendering Stockholders at, all ZipRealty stockholder meetings, to vote, or issue instructions to the record holder to vote, the Tendering Stockholders’ Shares in accordance with the provisions described above, and to grant or withhold, or to issue instructions to the record holder to grant or withhold, all written consents with respect to such Shares at any ZipRealty stockholder meeting.

During the term of the Tender and Voting Agreement, except as otherwise provided therein, the Tendering Stockholders have agreed not to do or consent to any of the following without prior written consent of Realogy:

•	grant or permit the grant of any proxies, powers of attorney or other authorization, or deposit or permit the deposit into any voting trust or a tender, support or similar arrangement with respect to any of the Tendering Stockholders’ Shares;

•	transfer, sell, assign, pledge, or otherwise dispose of (each, a “Transfer”) any of the Tendering Stockholders’ Shares, with certain limited exceptions to permit transfers to affiliates of the Tendering Stockholder and those who receive shares by will or operation of law, so long as the transferee agrees to be bound by the terms of the Tender and Voting Agreement, or pursuant to a written plan for trading Shares in accordance with Rule 10b5-1 under the Exchange Act;

•	otherwise permit any liens to be created on any Tendering Stockholder’s Shares, other than the restrictions imposed by applicable law or the Tender and Voting Agreement; or

•	otherwise take any action with respect to any of such Tendering Stockholder’s Shares that would interfere with the performance of any such Tendering Stockholder’s obligations under the Tender and Voting Agreement.

The Tender and Voting Agreement will automatically terminate on the earliest of: (i) the Merger Effective Time; and (ii) the termination of the Merger Agreement in accordance with its terms.

The Confidentiality Agreement.

On April 25, 2014, Holdings Corp and ZipRealty entered into the Confidentiality Agreement in connection with Realogy’s consideration of a possible transaction with or involving ZipRealty. Under the Confidentiality Agreement, Holdings Corp and ZipRealty agreed that each may disclose its non-public information to the other party solely for the purpose of exploring potential business opportunities. ZipRealty and Holdings Corp agreed not to use the confidential information disclosed to them by the other party for its own use or for any purpose except to explore potential business opportunities.

The parties further agreed to not share the information obtained pursuant to the Confidentiality Agreement with third-parties, except with their representatives and as required by law. Pursuant to the Confidentiality Agreement, Holdings Corp and ZipRealty will be liable for any breach of the Confidentiality Agreement by their respective representatives and must take reasonable measures to protect the secrecy of and avoid the disclosure or nonpermitted use of the confidential information of the other party, which measures include the highest degree of care that either party utilizes to protect its own confidential information.

Holdings Corp and ZipRealty also agreed to a customary standstill provision, prohibiting each party from taking certain actions with regard to the other party upon receipt of confidential information, including the making of any offer or proposal for the acquisition of all or a substantial portion of the other party’s assets or equities and soliciting any proxies with respect to the voting of the other party’s shares. In addition, the parties agreed to refrain from recruiting or soliciting for hire certain listed employees of the other party.

The Confidentiality Agreement is set to terminate on April 25, 2016 unless explicitly terminated in writing by both ZipRealty and Holdings Corp. The foregoing summary description of the Confidentiality Agreement does not purport to be a complete description of the terms and conditions of the Confidentiality Agreement and is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which is attached as an exhibit to the Schedule TO.

14.	Dividends and Distributions.

As discussed in Section 13 — “The Transaction Documents — The Merger Agreement — Operating Covenants,” pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, ZipRealty has agreed that it will not (i) issue, sell, transfer, pledge, encumber or dispose of any ZipRealty capital stock, notes, bonds or other securities (or any option, warrant, convertible security or other right to acquire the same), provided that ZipRealty may issue (A) Shares as required to be issued upon settlement of options or other equity awards pursuant to employee compensation plans and (B) options and restricted stock to new hires or in connection with promotions, in each case, in the ordinary course of business, consistent with past promotions and with a value not to exceed $100,000 in the aggregate; (ii) redeem, purchase or otherwise acquire any Shares or other equity or voting interest (or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interest) except (A) pursuant to written commitments in effect as of the date of the Merger Agreement from former employees or directors in connection with the termination of services or (B) in connection with withholding to satisfy tax obligations with respect to options, acquisitions in connection with the forfeiture of equity awards or acquisitions in connection with the net exercise of options; (iii) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interest; or (iv) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interest.

15. Conditions of the Offer.

Pursuant to the Merger Agreement, Purchaser is not required to accept for payment or pay for any Shares if:

(i)	immediately prior to the expiration of the Offer:

a.	the Minimum Condition is not satisfied;

b.	the applicable waiting period under the HSR Act shall not have expired or been terminated; or

(ii)	at the Acceptance Time:

a.	there is a restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction, or any applicable law enacted after the date hereof, restraining, prohibiting or otherwise making illegal the consummation of the Offer or the Merger;

b.	(i) any representations and warranties of ZipRealty set forth in Sections 5.01 (Corporate Existence and Power), 5.02 (Corporate Authorization), 5.05 (Capitalization) and 5.21 (Finders’ Fees) of the Merger Agreement shall not be true and correct in all respects either when made or at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), excepting with regards to the representations and warranties set forth in Section 5.05, inaccuracies that, taken as a whole, are de minimis, (ii) any representations and warranties set forth in Section 5.22 (Antitakeover Statutes) (disregarding all materiality qualifications contained therein) of the Merger Agreement shall not be true and correct in all material respects either when made or at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time) or (iii) any other representations and warranties of ZipRealty contained in the Merger Agreement (disregarding all materiality and material adverse effect qualifications contained therein) shall not be true and correct either when made or at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not have, individually or in the aggregate, a ZipRealty Material Adverse Effect (as defined below);

c.	ZipRealty shall have breached or failed to perform in all material respects its obligations under the Merger Agreement prior to such time, and such breaches or failures remain uncured immediately prior to the expiration of the offer;

d.	since the date of the Merger Agreement, there has occurred a ZipRealty Material Adverse Effect;

e.	Realogy shall have failed to receive from ZipRealty a certificate, executed by a duly authorized officer thereof as of the Acceptance Time, to the effect that the conditions set forth in clauses (b), (c) and (d) above shall have been satisfied; or

f.	the Merger Agreement shall have been terminated in accordance with its terms.

For purposes of the Merger Agreement, the term “ZipRealty Material Adverse Effect” means any event, change, development, circumstance, occurrence, state of facts or effect that is or would reasonably be expected to be materially adverse to (i) the consummation by ZipRealty of the transactions contemplated thereby or (ii) the financial condition, business or results of operations of ZipRealty excluding, for the purposes of clause (ii) only, any event, change, development, circumstance, occurrence, state of facts or effect resulting from, arising out of or attributable to (A) changes in applicable law or GAAP or changes in the regulatory accounting requirements applicable to any industry in which ZipRealty operates first proposed after the date of the Merger Agreement, (B) changes in the United States or global financial or securities markets or changes in general economic, political, legal, tax, regulatory or business conditions, (C) changes or conditions generally affecting the industry in which ZipRealty operates, (D) acts of war (whether or not declared), armed hostilities, sabotage or terrorism or natural disasters, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage or terrorism threatened or underway as of the date of the Merger Agreement, (E) the announcement or pendency of the Merger Agreement, including the impact on relationships, contractual or otherwise, with customers, vendors, licensors, licensees, investors, employees or independent contractors, (F) any failure by ZipRealty to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, or any change in any analyst’s recommendation, any financial strength or credit rating or any other recommendation or rating as to ZipRealty (provided the underlying causes or causes of any failure or change referred to in clause (F) may be taken into account in determining whether a ZipRealty Material Adverse Effect shall have occurred), (G) any action taken by ZipRealty that is expressly required to be taken by the Merger Agreement, or the failure to take any action that is expressly prohibited by the Merger Agreement, or (H) any action made, brought or threatened by any current or former holder of Shares, on the holder’s own behalf or on behalf of ZipRealty, arising out of or related to the Merger Agreement or any of the transactions contemplated thereby, including the Offer and the Merger, except with respect to clauses (A), (B), (C) and (D), to the extent such event, change, development, circumstance, occurrence, state of facts or effect is disproportionately adverse to ZipRealty when compared to other entities operating in the industries in which ZipRealty operates.

16.	Certain Legal Matters; Regulatory Approvals.

General. Except as otherwise set forth in this Offer to Purchase, based on our examination of publicly available information filed by ZipRealty with the SEC and other publicly available information concerning ZipRealty, we are not aware of any governmental license or regulatory permit that appears to be material to ZipRealty’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought or taken. Except as described under in the Subsection below titled — “Antitrust Compliance,” we have no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to ZipRealty’s business or certain parts of ZipRealty’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without purchasing any Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in Section 15 — “Conditions of the Offer.”

State Takeover Laws. A number of states (including Delaware) have adopted laws and regulations that purport, to varying degrees, to apply to attempts to acquire securities of corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business in, such states. ZipRealty conducts business in a number of states throughout the United States, some of which may have enacted such laws. ZipRealty is incorporated in Delaware and is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person that has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of 3 years following the date such person became an interested stockholder. ZipRealty has represented to us and Realogy that it has taken all required actions such that the restrictions on business combinations contained in any anti-takeover laws and regulations of any governmental entity, including Section 203 of the DGCL, will not apply with respect to or as a result of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby, including the Offer and the Merger without any further action on the part of ZipRealty’s stockholders or the ZipRealty Board. Except as described in this Offer to Purchase, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions of the Offer.”

Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder, certain acquisitions of voting securities or assets may not be consummated unless specified information and documentary material (“Premerger Notification and Report Forms”) have been filed with the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements and may not be completed until the expiration of the waiting period, discussed below, following the filing by Holdings Corp, as the parent entity of Realogy and Purchaser, of a Premerger Notification and Report Form.

Holdings Corp intends to file a Premerger Notification and Report Form under the HSR Act with the Antitrust Division and the FTC in accordance with the terms of the Merger Agreement. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 P.M. on the 15th calendar day from the time of the filing of the Notification and Report Form by Holdings Corp (unless earlier terminated by the FTC and the Antitrust Division). Holdings Corp and ZipRealty may agree to modify the timing of their Notification and Report Form filing to the extent that they mutually agree that doing so may expedite review by the FTC and the Antitrust Division. The Antitrust Division or the FTC may extend the waiting period by determining that an investigation is required and asking Holdings Corp to voluntarily withdraw and refile the Notification and Report Form to allow a second 15-day period, or by requesting additional information or documentary material relevant to the Offer from Holdings Corp (a “Second Request”). If a Second Request is made, the waiting period will be extended until 11:59 P.M., New York City time, 10 calendar days after the date of Holdings Corp’s substantial compliance with that request (unless earlier terminated by the FTC and the Antitrust Division). Only one extension of the waiting period pursuant to a Second Request is authorized by HSR Act rules. Thereafter, the waiting period can be extended only by court order or with Holdings Corp’s consent. Although ZipRealty is also required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither ZipRealty’s failure to make its filing nor its failure to comply with its own Second Request in a timely manner will extend the waiting period with respect to the purchase of Shares pursuant to the Offer. If either 15-day or 10-day waiting period expires on a Saturday, Sunday or legal public holiday, then the period is extended until 11:59 P.M., New York City time, the next day that is not a Saturday, Sunday or legal public holiday. Holdings Corp intends to make a request pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.

The Antitrust Division and the FTC routinely evaluate the legality under the United States antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, such as seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of some of Holdings Corp’s or ZipRealty’s assets or any of their respective subsidiaries and affiliates. Private parties and state attorneys general may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result will be. If any such action is commenced by the FTC, the Antitrust Division, any state or any other person and an order is issued prohibiting the consummation of the Offer, we may not be obligated to consummate the Offer. See Section 15 — “Conditions of the Offer.”

If any condition to the Offer, including the HSR Condition, is not satisfied or waived on any scheduled Expiration Date, we will extend the Offer for successive periods of up to 10 business days per extension until all of the conditions, including the HSR Condition, are satisfied or waived. In addition, we will extend the Offer for any period or periods of time required by any applicable law, or applicable rules, regulations, interpretations or positions of the SEC or its staff. However, we do not have an obligation to extend the Offer beyond the End Date.

17.	Fees and Expenses.

Goldman Sachs is acting as financial advisor to Realogy in connection with the acquisition of ZipRealty, for which services Goldman Sachs will receive customary compensation. Goldman Sachs also will be reimbursed for reasonable out-of-pocket expenses incurred by it, including reasonable fees and expenses of outside legal counsel, and Goldman Sachs and its respective related persons will be indemnified against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Goldman Sachs and its respective affiliates may actively trade or hold the securities of Realogy and ZipRealty for their own account or for the account of their customers and accordingly, may at any time hold a long or short position in those securities.

We have retained Georgeson Inc. to act as the Information Agent and Computershare Trust Company, N.A. to act as the Depositary & Paying Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary & Paying Agent each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

Other than as set forth above, we will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute, or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute or have such statute declared inapplicable to the Offer, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Purchaser or Realogy not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments to our Schedule TO. In addition, ZipRealty will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits thereto, pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation and furnishing certain additional related information. Our Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9 and any exhibits or amendments may be examined and copies may be obtained from the SEC in the manner described in Section 8 — “Certain Information Concerning ZipRealty.”

HONEYCOMB ACQUISITION, INC.

July 16, 2014

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF REALOGY

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past 5 years of each director and executive officer of Realogy are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Realogy. The business address of each director and officer is Realogy Group LLC, 175 Park Avenue, Madison, New Jersey 07940. All directors and executive officers listed below are United States citizens. Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and 5-Year Employment History
Raul Alvarez*	Mr. Alvarez has been a director of Realogy since August 2013 and has served as a member of the Compensation Committee since December 2013. He is currently Chairman and Representative Director at Skylark Co., Ltd., a Japanese-based operator of restaurant chains. Mr. Alvarez served as President and Chief Operating Officer of McDonald’s Corporation from August 2006 until December 2009. Previously, he served as President of McDonald’s North America from January 2005 to August 2006 and as President of McDonald’s USA from July 2004 to January 2005. Mr. Alvarez is a director at Dunkin’ Brands Group, Inc., Lowe’s Companies, Inc. and Eli Lilly and Company and served as a director of McDonald’s Corporation and KeyCorp until 2009.

Marc E. Becker*	Mr. Becker has served as a director since April 2007. Mr. Becker is a partner of Apollo Management V, L.P., Apollo Management VI, L.P. and Apollo Management VII, L.P. (collectively, “Apollo”). He has been employed by Apollo since 1996. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker also serves on the boards of directors of Affinion Group, Inc., Affinion Group Holdings, Inc., Apollo Residential Mortgage, Inc., Vantium Management, L.P., and Novitex Holdings, Inc. During the past five years, Mr. Becker also served as a director of Vantium Capital, Inc. from January 2007 to October 2012, Countrywide plc from May 2007 to February 2009, Quality Distribution, Inc. from June 1998 to May 2011, SourceHOV Holdings Inc. from January 2006 to May 2011 and Evertec, Inc. from September 2010 to December 2013.

Dea Benson	Ms. Benson has served as Realogy’s Senior Vice President, Chief Accounting Officer and Controller since February 2008. Prior to being named Chief Accounting Officer of Realogy, from 1996 to January 2007, Ms. Benson held various financial and accounting positions with DreamWorks SKG/Paramount Pictures, most recently from November 2002 to January 2006 as Controller of DreamWorks SKG and from February 2006 to December 2006 as divisional CFO of the Worldwide Home Entertainment division of Paramount Pictures, subsequent to Paramount’s acquisition of DreamWorks SKG. Ms. Benson is a certified public accountant.

Jessica M. Bibliowicz*	Ms. Bibliowicz became a member of Realogy’s board in June 2013 and has served as a member of the Audit Committee since November 2013. In September 2013, Ms. Bibliowicz joined Bridge Growth Partners, a recently formed private equity firm focusing on investments in the technology and financial services sectors, as a senior advisor. Prior thereto, from 1999 to May 2013, she served as Chief Executive Officer of National Financial Partners Corporation and as its Chairman of the Board of Directors from June 2003 until

Name	Current Principal Occupation or Employment and 5-Year Employment History
July 1, 2013, when it was acquired by a private equity sponsor. Ms. Bibliowicz also served as President of National Financial Partners Corporation from April 1999 to April 2012. Prior to joining NFP, she served as President of John A. Levin & Co., a registered investment advisor, and as Executive Vice President and Head of Smith Barney Mutual Funds. Ms. Bibliowicz serves on the board of directors of The Asia Pacific Fund, Inc. and Sotheby’s.

Donald J. Casey	Mr. Casey has served as the President and Chief Executive Officer of TRG (formerly known as Cendant Settlement Services Group) since April 2002. From 1995 until April 2002, he served as Senior Vice President, Brands of PHH Mortgage. From 1993 to 1995, Mr. Casey served as Vice President, Government Operations of Cendant Mortgage. From 1989 to 1993, Mr. Casey served as a secondary marketing analyst for PHH Mortgage Services (prior to its acquisition by Cendant).

Fiona P. Dias*	Ms. Dias became a member of Realogy’s board of directors in June 2013 and has served as a member of the Nominating and Corporate Governance Committee and Compensation Committee since August 2013. Ms. Dias is currently Chief Strategy Officer of ShopRunner, an online shopping service, and has held this position since August 2011. Previously, she was Executive Vice President, Strategy & Marketing, of GSI Commerce, Inc., a provider of e-commerce and interactive marketing services, from February 2007 to June 2011. Ms. Dias also served as Executive Vice President and Chief Marketing Officer at Circuit City Stores, Inc., a specialty retailer of consumer electronics, from May 2005 to August 2006 and held Senior Vice President positions at Circuit City from November 2000 to April 2005. Prior to 2000, Ms. Dias held senior marketing positions with PepsiCo, Inc., Pennzoil-Quaker State Company and The Procter & Gamble Company. Ms. Dias serves on the board of directors of Advance Auto Parts, Inc. and served as a director of Choice Hotels, Inc., a hotel franchisor, from November 2004 to April 2012.

V. Ann Hailey*	Ms. Hailey has served as a director and Chair of Realogy’s Audit Committee since February 2008, and has served as a member of Nominating and Corporate Governance Committee since October 2012. From July 2012 to March 2014, Ms. Hailey was the President, Chief Executive Officer and Chief Financial Officer of Famous Yard Sale, Inc., an on-line marketplace for celebrities to connect with their fans by offering items in a virtual yard sale format. From January 2009 to January 2010, Ms. Hailey served as Chief Financial Officer of Gilt Groupe, Inc., an Internet retailer of discounted luxury goods. Ms. Hailey had served as Executive Vice President of Limited Brands, Inc. from August 1997 to September 2007, first having served as EVP, Chief Financial Officer from August 1997 until April 2006 and then serving as EVP, Corporate Development until September 2007. She also served as a member of the Limited Brands, Inc. Board of Directors from 2001 to 2006. From 2004 to 2009, she served as Director of the Federal Reserve Bank of Cleveland and was Chair of its Audit Committee from 2006 through 2009. Ms. Hailey is currently a Director of W.W. Grainger, Inc. and serves as Chair of its Audit Committee and a member of its Board Affairs and Nominating Committee. Ms. Hailey also serves as a Director of Avon Products, Inc. and as a member of its Audit Committee and its Finance Committee.

Name	Current Principal Occupation or Employment and 5-Year Employment History
Anthony E. Hull	Mr. Hull has served as Realogy’s Executive Vice President, Chief Financial Officer and Treasurer since its separation from Cendant in July 2006. From December 14, 2007 to February 3, 2008, Mr. Hull performed the functions of Realogy’s Chief Accounting Officer. Mr. Hull was Executive Vice President, Finance of Cendant from October 2003 until Realogy’s separation from Cendant in July 2006. From January 1996 to September 2003, Mr. Hull served as Chief Financial Officer for DreamWorks, a diversified entertainment company. From 1990 to 1994, Mr. Hull worked in various capacities for Paramount Communications, a diversified entertainment and publishing company. From 1984 to 1990, Mr. Hull worked in investment banking at Morgan Stanley.

Kevin J. Kelleher	Mr. Kelleher has served as the President and Chief Executive Officer of Cartus (formerly known as Cendant Mobility Services Corporation) since 1997. From 1993 to 1997, he served as Senior Vice President and General Manager of Cendant Mobility’s destination services unit. Mr. Kelleher has also held senior leadership positions in sales, client relations, network management and strategic planning.

Alexander E. Perriello, III	Mr. Perriello has served as the President and Chief Executive Officer of Realogy Franchise Group (formerly known as Cendant Real Estate Franchise Group) since April 2004. From 1997 through 2004, he served as President and Chief Executive Officer of Coldwell Banker Real Estate Corporation.

Richard A. Smith*	Mr. Smith has served as Realogy’s President and Chief Executive Officer since November 13, 2007, as Chairman of the Board since March 2012, and as a director since Realogy’s separation from Cendant in July 2006. He served as a member of our Executive Committee from its formation in August 2009 until it was discontinued in August 2013. Prior to November 13, 2007, he served as our Vice Chairman of the Board of Directors and President. Mr. Smith was Senior Executive Vice President of Cendant from September 1998 until our separation from Cendant in July 2006 and Chairman and Chief Executive Officer of Cendant’s Real Estate Services Division from December 1997 until our separation from Cendant in July 2006. Mr. Smith was President of the Real Estate Division of HFS from October 1996 to December 1997 and Executive Vice President of Operations for HFS from February 1992 to October 1996. Under the terms of his employment agreement, Mr. Smith serves as a member of the Board of Directors of Realogy during his employment term. His current term of employment ends on April 9, 2016, subject to automatic renewal for an additional one year pursuant to the terms of the employment agreement if neither party provides a 90-day notice of non-renewal.

Seth I. Truwit	Mr. Truwit has served for more than five years as Realogy’s Senior Vice President, Legal and Assistant Secretary, responsible for securities law, debt transactional and compliance matters and corporate governance.

Marilyn J. Wasser	Ms. Wasser has served as Realogy’s Executive Vice President, General Counsel and Corporate Secretary since May 10, 2007. From May 2005 until May 2007, Ms. Wasser was Executive Vice President, General Counsel and Corporate Secretary for Telcordia Technologies, a provider of telecommunications software and services. From 1983 until 2005, Ms. Wasser served in several positions of increasing responsibility with AT&T Corporation and AT&T Wireless Services. Most recently, from September 2002 to February 2005, Ms. Wasser served as Executive Vice President, Associate General Counsel and

Name	Current Principal Occupation or Employment and 5-Year Employment History

Corporate Secretary for AT&T Wireless Services. From 1995 until 2002, Ms. Wasser served as Secretary to the AT&T Board of Directors and Chief Compliance Officer.

David J. Weaving	Mr. Weaving has served as Realogy’s Executive Vice President and Chief Administrative Officer since our separation from Cendant in July 2006. Mr. Weaving was Senior Vice President and Chief Financial Officer of Cendant’s Real Estate Division from September 2001 until our separation from Cendant in July 2006. From May 2001 through September 2001, he served as Vice President and Divisional Controller for Cendant’s Real Estate Division. Mr. Weaving joined Cendant in 1999 as a Vice President of Finance. From 1995 to 1999, Mr. Weaving worked in increasing roles of responsibility for Cambrex Corporation, a diversified chemical manufacturer.

Brett White*	Mr. White has served as a director since January 24, 2013 and a member of Realogy’s Nominating and Corporate Governance Committee and Compensation Committee since April 2013 (and as the Compensation Committee’s Chair since August 2013). Mr. White is a private investor. From January through December 2013, Mr. White served as a Managing Partner of Blum Capital Partners, L.P., a global real estate related investment firm. Prior thereto, Mr. White served as the chief executive officer of CBRE Group, Inc., the world’s largest commercial real estate services firm, from June 2005 until his retirement in November 2012, and as its President from September 2001 to March 2010. Previously, Mr. White was Chairman of the Americas of CBRE Services, Inc., the predecessor of CBRE Group, Inc., from May 1999 to September 2001 and President of Brokerage Services from August 1997 to May 1999. Mr. White served on the board of directors of CBRE Group, Inc. (and its predecessor) from 1998 until January 24, 2013. Mr. White currently serves as a member of the board of directors of Edison International and its wholly-owned subsidiary, California Edison Company, a California public utility company and as a member of the board of directors of Ares Commercial Real Estate Corporation, a specialty finance company that originates, invests in and manages middle-market commercial real estate loans and other commercial real estate investments.

Michael J. Williams*	Mr. Williams has been a director and a member of the Audit Committee and the Nominating and Corporate Governance Committee since November 1, 2012 (and as Chair of the Nominating and Corporate Governance Committee since August 2013), and a member of the Compensation Committee since January 7, 2013. Mr. Williams also has served as presiding director since November 2013 and for three months prior thereto as the ad hoc presiding director. Since November 2012, Mr. Williams has served as a senior advisor to Sterling Partners, a private equity firm with offices in Chicago and Baltimore, and as the chairman of the board of directors of Prospect Mortgage LLC, a Sterling Partners’ portfolio company of which he also became the Chief Executive Officer in June 2014. He served as President and Chief Executive Officer of Fannie Mae, and a member of its board of directors and executive committee, from April 2009 to June 2012. He previously served as Fannie Mae’s Executive Vice President and Chief Operating Officer from November 2005 to April 2009. Mr. Williams also served as Fannie Mae’s Executive Vice President for Regulatory Agreements and Restatement from February 2005 to November 2005, as President, Fannie Mae eBusiness from July 2000 to February 2005 and as Senior Vice President, e-commerce from July 1999 to July 2000. Prior to this, Mr. Williams served in

Name	Current Principal Occupation or Employment and 5-Year Employment History
various roles in the Single-Family and Corporate Information Systems divisions of Fannie Mae. Mr. Williams joined Fannie Mae in 1991.

Bruce Zipf	Mr. Zipf has served as President and Chief Executive Officer of NRT LLC since March 2005 and as President and Chief Operating Officer from February 2004 to March 2005. From January 2003 to February 2004, Mr. Zipf served as Executive Vice President and Chief Administrative Officer of NRT and from 1998 through December 2002 he served as NRT’s Senior Vice President for most of NRT’s Eastern Operations. From 1996 to 1998, Mr. Zipf served as President and Chief Operating Officer for Coldwell Banker Residential Brokerage — New York. Prior to entering the real estate industry, Mr. Zipf was a senior audit manager for Ernst and Young.

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past 5 years, of each director and executive officer of Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Purchaser. The business address of each director and officer is Realogy Group LLC, 175 Park Avenue, Madison, New Jersey 07940. All directors and executive officers listed below are United States citizens. Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and 5-Year Employment History
Dea Benson	Ms. Benson is a Senior Vice President of Purchaser. Ms. Benson has served as Realogy’s Senior Vice President, Chief Accounting Officer and Controller since February 2008. Prior to being named Chief Accounting Officer of Realogy, from 1996 to January 2007, Ms. Benson held various financial and accounting positions with DreamWorks SKG/Paramount Pictures, most recently from November 2002 to January 2006 as Controller of DreamWorks SKG and from February 2006 to December 2006 as divisional CFO of the Worldwide Home Entertainment division of Paramount Pictures, subsequent to Paramount’s acquisition of DreamWorks SKG. Ms. Benson is a certified public accountant.

Anthony E. Hull	Mr. Hull is an Executive Vice President and Treasurer of Purchaser. Mr. Hull has served as Realogy’s Executive Vice President, Chief Financial Officer and Treasurer since its separation from Cendant in July 2006. From December 14, 2007 to February 3, 2008, Mr. Hull performed the functions of Realogy’s Chief Accounting Officer. Mr. Hull was Executive Vice President, Finance of Cendant from October 2003 until Realogy’s separation from Cendant in July 2006. From January 1996 to September 2003, Mr. Hull served as Chief Financial Officer for DreamWorks, a diversified entertainment company. From 1990 to 1994, Mr. Hull worked in various capacities for Paramount Communications, a diversified entertainment and publishing company. From 1984 to 1990, Mr. Hull worked in investment banking at Morgan Stanley.

Alexander E. Perriello, III*	Mr. Perriello is Chairman of the Board, President and Chief Executive Officer of Purchaser. Mr. Perriello has served as the President and Chief Executive Officer of Realogy Franchise Group (formerly known as Cendant Real Estate Franchise Group) since April 2004. From 1997 through 2004, he served as President and Chief Executive Officer of Coldwell Banker Real Estate Corporation.

Seth I. Truwit	Mr. Truwit is a Senior Vice President and Assistant Secretary of Purchaser. Mr. Truwit has served for more than five years as Realogy’s Senior Vice President, Legal and Assistant Secretary, responsible for securities law, debt transactional and compliance matters and corporate governance.

Marilyn J. Wasser*	Ms. Wasser is an Executive Vice President and Secretary of Purchaser. Ms. Wasser has served as Realogy’s Executive Vice President, General Counsel and Corporate Secretary since May 10, 2007. From May 2005 until May 2007, Ms. Wasser was Executive Vice President, General Counsel and Corporate Secretary for Telcordia Technologies, a provider of telecommunications software and services. From 1983 until 2005, Ms. Wasser served in several positions of increasing responsibility with AT&T Corporation and AT&T Wireless Services. Most recently, from September 2002 to February 2005, Ms. Wasser served as Executive Vice President, Associate General Counsel and Corporate Secretary for AT&T Wireless Services. From 1995 until 2002, Ms. Wasser served as Secretary to the AT&T Board of Directors and Chief Compliance Officer.

Name	Current Principal Occupation or Employment and 5-Year Employment History
David J. Weaving	Mr. Weaving is an Executive Vice President of Purchaser. Mr. Weaving has served as Realogy’s Executive Vice President and Chief Administrative Officer since our separation from Cendant in July 2006. Mr. Weaving was Senior Vice President and Chief Financial Officer of Cendant’s Real Estate Division from September 2001 until our separation from Cendant in July 2006. From May 2001 through September 2001, he served as Vice President and Divisional Controller for Cendant’s Real Estate Division. Mr. Weaving joined Cendant in 1999 as a Vice President of Finance. From 1995 to 1999, Mr. Weaving worked in increasing roles of responsibility for Cambrex Corporation, a diversified chemical manufacturer.

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary & Paying Agent at one of the addresses set forth below:

The Depositary & Paying Agent for the Offer is:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions

P.O. Box 43011 Providence, RI 02940-3011

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can contact the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Shareholders

Call Toll-Free (888) 877-5373